UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael R. Splinter PRESIDENT CHIEF EXECUTIVE OFFICER

February 13, 2008

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2008 Annual Meeting of Stockholders, which will be held at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 on Tuesday, March 11, 2008 at 11:00 a.m. Pacific Time. A live webcast of the Annual Meeting will be available on our website at www.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to elect eleven directors and to ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2008 Annual Meeting of Stockholders and Proxy Statement.

After 14 years of service as a member of Applied Materials’ Board of Directors, Michael H. Armacost will be retiring and will not be standing for re-election. We would like to express our appreciation and gratitude for the significant and valuable contributions he has made to Applied Materials.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. If you received the proxy materials by mail, you may vote by mailing a completed proxy card, by telephone, or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote only by telephone or over the Internet. Voting your proxy will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and to help us reduce printing costs and postage fees. For more information, please see “Electronic Delivery of Future Proxy Materials” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

We hope to see you at the March 11, 2008 Annual Meeting.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555 Fax: (408) 748-9943	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 11, 2008

at 11:00 a.m. Pacific Time

The 2008 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 11, 2008 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

3.	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Stockholders who owned shares of our stock at the close of business on January 18, 2008 are entitled to receive notice of, attend and vote at the meeting. A complete list of these stockholders will be available at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. If you received the proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote only by telephone or over the Internet. For specific voting instructions, please refer to the information provided with your proxy card or the voting instructions you receive by e-mail and in this Proxy Statement.

By Order of the Board of Directors

Joseph J. Sweeney Secretary

Santa Clara, California

February 13, 2008

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2008 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Time on Tuesday, March 11, 2008, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied Materials’ 2008 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Applied Materials, Inc. is referred to as “Applied” or “Applied Materials.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, and Applied’s Annual Report to Stockholders and Form 10-K for fiscal year 2007. References to “fiscal 2008” or “current fiscal year” mean Applied’s 2008 fiscal year that began on October 29, 2007 and will end on October 26, 2008. References to “fiscal 2007” mean Applied’s 2007 fiscal year that began on October 30, 2006 and ended on October 28, 2007. References to “fiscal 2006” mean Applied’s 2006 fiscal year that began on October 31, 2005 and ended on October 29, 2006. Applied’s 2008 Annual Meeting of Stockholders is referred to as the “meeting.” Applied’s Board of Directors is referred to as the “Board.” The mailing address of Applied’s principal executive offices is 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039.

The Board is sending these proxy materials on or about February 13, 2008 to all stockholders of Applied as of the record date, January 18, 2008. Stockholders who owned Applied common stock at the close of business on January 18, 2008 are entitled to receive notice of, attend and vote at the meeting. On the record date, there were 1,355,935,774 shares of Applied common stock outstanding.

Webcast of the Annual Meeting

The meeting will be webcast. You may visit our website at www.appliedmaterials.com at 11:00 a.m. Pacific Time on Tuesday, March 11, 2008 to view a live webcast of the meeting. A replay of the webcast will be available on our website through March 25, 2008.

Voting Procedures

As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Applied common stock you owned as of the record date entitles you to one vote on each proposal presented at the meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the meeting.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting so that your shares will be voted if you are unable to attend the meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.    To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting.    If you attend the meeting and plan to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you do not vote shares purchased through Applied’s Employees’ Stock Purchase Plan that are still held by this plan’s recordkeeper, the shares will be voted in accordance with standard brokerage industry practices, as described below under the section entitled “Default Voting.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Applied’s Secretary; or

•	attend the meeting and vote in person.

Votes Required for the Proposals

The votes required and the method of calculating the votes with respect to the proposals to be considered at the meeting are as follows:

Item 1—Election of Directors.    The eleven nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or more nominees. Each share of Applied common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Applied has adopted a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board must take action on the resignation following a recommendation by the Corporate Governance and Nominating Committee. The policy is discussed further under the section entitled “Corporate Governance—Majority Voting Policy.”

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. Our 2008 fiscal year began on October 29, 2007 and will end on October 26, 2008.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. If you abstain from voting to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes against the proposal.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, January 18, 2008, must be present in order to hold the meeting and to conduct business. Shares are counted as being present if you vote in person at the meeting, by telephone, over the Internet, or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Default Voting

If you sign and return your proxy card without providing your voting instructions, your shares will be voted “for” the eleven named nominees for directors, “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxies as to other matters that may properly come before the meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Both of our proposals should be considered as routine matters. To the extent your brokerage firm votes your shares on your behalf on any of the proposals, your shares will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications Services), the independent inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, and abstentions. Voting results will be announced at the meeting and will be posted shortly after the meeting on our website at www.appliedmaterials.com and remain available there through March 25, 2008. Voting results will also be published in Applied’s Quarterly Report on Form 10-Q for the second fiscal quarter of 2008, which will be filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.appliedmaterials.com;

•	contacting our Investor Relations department toll-free at 1-800-882-0373; or

•	viewing our Form 10-Q for the second fiscal quarter of 2008 on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2008 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 11, 2008. This Proxy Statement, and Applied’s Annual Report to Stockholders and Form 10-K for fiscal 2007 are available electronically at www.proxyvote.com.

Electronic Delivery of Future Proxy Materials

We strongly encourage you to elect to receive future proxy materials electronically in order to conserve natural resources and to help us reduce printing costs and postage fees. With electronic delivery, you will be notified via e-mail as soon as the proxy materials are available on the Internet, and you can submit your votes online. To sign up for electronic delivery:

1.	go to our website at www.appliedmaterials.com;

2.	click on the box, “Electronic Proxy”; and

3.	follow the directions provided to complete your enrollment.

Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Applied Materials, Inc., 3050 Bowers Avenue, P.O. Box 58039, M/S 2038, Santa Clara, California 95052-8039, Attn: Investor Relations; (2) send an e-mail to investor_relations@amat.com; or (3) call our Investor Relations department toll-free at 1-800-882-0373. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Proxy Solicitation Costs

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSALS

The following proposals will be considered at the meeting:

Item 1—Election of Directors

The first proposal is to elect eleven directors. The nominees for directors are James C. Morgan, Michael R. Splinter, Robert H. Brust, Deborah A. Coleman, Aart J. de Geus, Philip V. Gerdine, Thomas J. Iannotti, Charles Y.S. Liu, Gerhard H. Parker, Dennis D. Powell and Willem P. Roelandts. Each nominee is currently a director of Applied.

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Item 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The second proposal is to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be Applied’s independent registered public accounting firm for the 2008 fiscal year, which began on October 29, 2007 and will end on October 26, 2008.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Other Matters

Except for the election of eleven directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, Applied’s Board does not intend to bring any other matters to be voted on at the meeting. Applied’s Board is not currently aware of any other matters that will be presented by others for action at the meeting.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board is elected each year at the Annual Meeting of Stockholders. Applied currently has twelve directors. Mr. Armacost will be retiring as a member of the Board and will not be standing for re-election. Upon his retirement, the number of authorized directors will decrease to eleven. The eleven nominees receiving the highest number of votes will be elected at the meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted for any nominee who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each director will serve until Applied’s 2009 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or until his or her earlier death, resignation or removal. Each nominee listed in the following table is currently a director of Applied. Each nominee is standing for re-election, except for Dr. de Geus and Mr. Powell, who are standing for election for the first time. Dr. de Geus was identified as a candidate for the Board by several non-employee directors, Applied’s Chairman of the Board and Applied’s President and Chief Executive Officer, who were all familiar with Dr. de Geus’ industry and technology knowledge, global experience, leadership skills and broad-based expertise. Based on his knowledge of Mr. Powell’s financial expertise, experience with mergers and acquisitions, and experience in leading a world-class finance organization, Applied’s Chairman of the Board identified Mr. Powell as a candidate for the Board. After a screening process and recommendation by the Corporate Governance and Nominating Committee, the Board appointed Dr. de Geus and Mr. Powell as new directors on July 23, 2007 and September 11, 2007, respectively.

Name of Nominee	Age	Principal Occupation	Director Since
James C. Morgan	69	Chairman of Applied Materials, Inc.	1977

Michael R. Splinter	57	President, Chief Executive Officer of Applied Materials, Inc.	2003

Robert H. Brust	64	Retired Chief Financial Officer and Executive Vice President of Eastman Kodak Company	2006

Deborah A. Coleman	55	General Partner of SmartForest Ventures LLC	1997

Aart J. de Geus	53	Chairman and Chief Executive Officer of Synopsys, Inc.	2007

Philip V. Gerdine	68	Retired Executive Director (Overseas Acquisitions) of Siemens AG	1976

Thomas J. Iannotti	51	Senior Vice President and Managing Director, Technology Solutions Group, Americas for Hewlett-Packard Company	2005

Charles Y.S. Liu	57	Senior Managing Partner of Hao Capital China Fund	2005

Gerhard H. Parker	64	Retired Executive Vice President, New Business Group of Intel Corporation	2002

Dennis D. Powell	60	Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007

Willem P. Roelandts	63	Chairman of Xilinx, Inc.	2004

Applied’s Corporate Governance Guidelines include a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board must take action on the resignation following a recommendation by the Corporate Governance and

Nominating Committee. The policy is discussed further under the section entitled “Corporate Governance— Majority Voting Policy.”

There is no family relationship among any of the nominees, directors and/or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Detailed information about Applied’s directors, including each of the director nominees, is provided below.

Directors

James C. Morgan has been Chairman of Applied since 1987. Mr. Morgan served as Chief Executive Officer of Applied from February 1977 to April 2003, and as President of Applied from 1976 to 1987.

Michael R. Splinter has been President, Chief Executive Officer of Applied since April 2003. From 1984 to April 2003, Mr. Splinter was employed by Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he was last Executive Vice President and Director of the Sales and Marketing Group. Mr. Splinter previously held various executive positions at Intel, including Executive Vice President and General Manager of the Technology and Manufacturing Group. Prior to joining Intel, Mr. Splinter worked for 10 years at Rockwell International.

Michael H. Armacost, 70, has been a Shorenstein Distinguished Fellow at the Asia/Pacific Research Center, Stanford University, since September 2002. From October 1995 to June 2002, he was President of The Brookings Institution, a non-partisan public policy research organization. From September 1993 through September 1995, he was a Distinguished Senior Fellow and Visiting Professor at the Asia/Pacific Research Center, Stanford University. From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost is a director of AFLAC Incorporated and USEC Inc. Mr. Armacost has been a member of Applied’s Board since 1994. His term as a director will end at the meeting and he is not standing for re-election to the Board.

Robert H. Brust served as Executive Vice President of Eastman Kodak Company, a provider of products and services to the photographic, graphic communications and healthcare markets, from November 2006 until his retirement in February 2007. Mr. Brust also served as Chief Financial Officer and Executive Vice President of Eastman Kodak from January 2000 to October 2006. From 1997 to 1999, Mr. Brust served as Senior Vice President and Chief Financial Officer of Unisys Corporation, a global information services and technology company. Prior to joining Unisys, Mr. Brust held a variety of financial and financial management positions during his 31-year career at General Electric Company, most recently directing the finance operations of the company’s plastics business. Mr. Brust is a director of Delphi Corporation and Covidien Ltd.

Deborah A. Coleman has been General Partner of SmartForest Ventures LLC, a venture capital firm, since October 1999. From March 1994 to September 2001, she was the Chairman of Merix Corporation, a manufacturer of interconnect solutions for use in electronic equipment, and she served as Chief Executive Officer of Merix Corporation from March 1994 to September 1999. Merix Corporation was a spinoff of Tektronix, Inc., where Ms. Coleman served as Vice President of Materials/Operations from November 1992 through March 1994. Prior to joining Tektronix, Ms. Coleman spent 11 years with Apple Computer, Inc. in various positions, including Vice President, Worldwide Operations, Chief Financial Officer, and Vice President, Information Systems and Technology. Ms. Coleman is a director of Synopsys, Inc.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by General Electric Company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Philip V. Gerdine served from 1988 until his retirement in 1998 as Executive Director of Siemens Aktiengesellschaft (AG), a German manufacturer of electrical and electronic equipment and services for the global power generation, medical, information technology, and communications industries. From 1989 until 1998, he was also Managing Director of The Plessey Company, PLC, a British engineering company that manufactured communications, semiconductor and electronics products. Dr. Gerdine previously served from 1973 to 1988 as the Manager of Acquisitions and Mergers for the General Electric Company, and held other management positions with The Boston Consulting Group, GE Venture Capital Fund and Price Waterhouse LLP. He is a certified public accountant and taught accounting and finance at Fordham University Graduate School and the University of New Haven for 10 years.

Thomas J. Iannotti has been Senior Vice President and Managing Director, Technology Solutions Group, Americas for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, since February 2008. From 2002 to January 2008, Mr. Iannotti held various executive positions at Hewlett-Packard, including most recently as Senior Vice President and Managing Director, Asia-Pacific and Japan. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation and at Compaq Computer Corporation after its acquisition of Digital Equipment Corporation.

Charles Y.S. Liu has been Senior Managing Partner of Hao Capital China Fund, a private equity investment firm in China, since November 2005, and has been a Principal of On Capital China Technology Fund, which invests in early-stage Chinese technology companies, since August 2004. From 1993 to 1999, Mr. Liu served as Managing Director of Lazard Asia Ltd., a financial advisory and management firm. Mr. Liu previously worked at the United Nations in various roles, including as a negotiations secretary for numerous international economic conferences.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation, a manufacturer of chips and computer, networking and communications products, from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker is a director of FEI Company and Lattice Semiconductor Corporation.

Dennis D. Powell is Executive Vice President, Chief Financial Officer of Cisco Systems, Inc., a provider of networking products and services. Effective February 15, 2008, Mr. Powell is expected to resign as Cisco’s Executive Vice President and Chief Financial Officer and will instead serve as an Executive Advisor to Cisco. Since joining Cisco in 1997, Mr. Powell has served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the board of directors of Intuit, Inc. and VMware, Inc.

Willem P. Roelandts has been Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, since July 2003 and a director since 1996. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts serves on the Board of Directors of the Semiconductor Industry Association and the Technology Network. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

Corporate Governance

Corporate Governance Guidelines.    Applied has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These Guidelines are available, along with other important corporate governance materials, on our website at www.appliedmaterials.com/investors/corporate_governance.html.

The Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	the Board appoint all members of the Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors;

•

the independent directors meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate; and

•	directors should submit their resignations from the Board if they do not receive the votes of a majority of the shares voted in an uncontested election.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees proposed by directors and stockholders. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in the Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement skills within the existing Board and strengthen any identified insufficiencies. In selecting the nominees, the Board assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, and knowledge of international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

The Corporate Governance and Nominating Committee or a screening committee of the Board evaluates and interviews potential board candidates. All members of the Board may interview the final candidates. The Corporate Governance and Nominating Committee also will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

Majority Voting Policy.    The Guidelines include a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board’s Corporate Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Committee’s or the Board’s consideration of the matter. Applied will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting a resignation.

Standards of Business Conduct.    Applied has long-standing Standards of Business Conduct, which embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $200,000. The Chief Executive Officer and Chairman of the Board should each maintain an investment in Applied stock that is equal to at least five times his or her annual salary. Named executive officers other than the Chief Executive Officer should each maintain an investment that is equal to at least three times his or her annual salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039. The Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders communication process periodically to ensure effective communication with stockholders.

Director Independence

Applied has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules. An “independent director” means a person other than: an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor any member of his or her immediate family has had any direct or indirect material relationship with Applied within the last three years.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors or any of his or her immediate family members has any relationships with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Messrs. Morgan, Powell and Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Messrs. Morgan and Splinter do not meet the independence standards because they are employees of Applied. Mr. Powell does not meet the independence standards because he currently serves, and until February 15, 2008, is expected to serve, as an executive officer of Cisco Systems, Inc. where, until November 2006, Mr. Morgan served as a member of the Compensation Committee of its Board of Directors.

In addition, the Board has also determined that:

•

all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee did not directly or indirectly receive compensation from Applied other than their compensation as directors.

The independent directors meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate. The lead independent director presides over these executive sessions.

Board and Committee Meetings

The Board met seven times during fiscal 2007. Each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board during fiscal 2007. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time, except for Ms. Coleman, attended Applied’s 2007 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. The primary functions of each of these committees are described in the tables below. In addition, members of the Board serve on one or more of the Investment, Stockholder Rights Plan Review, and Strategy Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2007
Members: Robert H. Brust* Deborah A. Coleman** Philip V. Gerdine*** Charles Y.S. Liu**** Gerhard H. Parker

•      oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•      appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•      oversee Applied’s tax, legal, regulatory and ethical compliance

•      review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•      review annually the Audit Committee Charter

•      review and pre-approve audit and permissible non-audit services

•      review and approve related-party transactions for which approval is required by applicable law

•      oversee and review Applied’s ethics policies and procedures, including procedures for receiving, retaining and treating complaints or concerns

8

*	Chair and Audit Committee Financial Expert
**	Ethics Ombudsman
***	Dr. Gerdine stepped down as Chair of the Audit Committee on June 19, 2007 after 31 years of service in that position. Dr. Gerdine currently serves as an Audit Committee member and an Audit Committee Financial Expert.
****	Mr. Liu stepped down as a member of the Audit Committee on September 11, 2007.

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2007
Members: Michael H. Armacost Thomas J. Iannotti Willem P. Roelandts*

•     evaluate and oversee Applied’s primary strategies for employee and executive development

•     determine compensation policies applicable to Applied’s executive officers

•     determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•     administer the Senior Executive Bonus Plan

•     oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•     oversee human resources programs, compensation and benefits matters

•     adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•     review and approve any employment, severance and/or change-in-control arrangements for Applied’s executive officers

•     review matters relating to management succession and executive organization development

•     approve the compensation of the members of the Board

•     review and consult with Applied’s management regarding the Compensation Discussion and Analysis that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

9

*	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2007
Members: Michael H. Armacost* Thomas J. Iannotti Willem P. Roelandts	• develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines • oversee the composition, structure and evaluation of the Board and its committees • identify qualified candidates for election to the Board • establish procedures for director candidate nomination and evaluation • monitor and safeguard the independence of the Board • consider director resignations and recommend appropriate action to the Board in accordance with Applied’s majority voting policy	4

*	Chair and Lead Independent Director

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their services as directors. During fiscal 2007, non-employee directors received an annual retainer, which is paid quarterly, and Board and committee meeting fees, as set forth in the table below. Board retainer and meeting fees have not changed for fiscal 2008, except with respect to the annual retainer for the Chair of the Strategy Committee. On December 10, 2007, the Human Resources and Compensation Committee approved an increase in the annual retainer for the Chair of the Strategy Committee effective fiscal 2008, as shown in the table below.

	Fiscal 2007	Fiscal 2008
Annual Retainer(1)	$40,000	$40,000

Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$60,000	$60,000
Corporate Governance and Nominating Committee	$50,000	$50,000
Human Resources and Compensation Committee	$55,000	$55,000
Strategy Committee	$40,000	$50,000
Lead Independent Director	$55,000	$55,000

Fee per Board Meeting	$3,000	$3,000

Fee per Committee Meeting	$2,000	$2,000

(1)	A director receives this annual retainer unless he or she is the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, or (b) Lead Independent Director.
(2)	If a director holds more than one committee chair, or is the Lead Independent Director and a chair of a committee, he or she will receive only the annual retainer for the single highest-paying position held.

In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Equity Compensation

Nonemployee Director Share Purchase Plan.    Under the Nonemployee Director Share Purchase Plan, non-employee directors annually may elect to receive Applied common stock in lieu of retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash will be converted into Applied common stock based on the fair market value on the day of the regularly-scheduled quarterly meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash will be converted into Applied common stock based on the fair market value on the day of the Board or committee meeting (or on the final day of a meeting that takes place over multiple days). Shares issued to participating directors will be fully vested and taxable.

Restricted Stock Units.    Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan. At Applied’s 2007 Annual Meeting of Stockholders, stockholders approved an amendment to the Employee Stock Incentive Plan that provides for the following grants of performance shares (also called “restricted stock units”), rather than non-qualified stock options, to each of Applied’s non-employee directors, beginning with their service in fiscal 2007:

•	20,000 performance shares to each director who is first elected or appointed to the Board on or after March 14, 2007, the date of Applied’s 2007 Annual Meeting of Stockholders; and

•

10,000 performance shares on the first business day of the fiscal year following each full fiscal year during which he or she served on the Board, provided that the non-employee director was not an employee of Applied or any of its affiliates for any part of that full fiscal year.

The first annual grants of 10,000 performance shares for fiscal 2007 were made on October 29, 2007, the first business day of fiscal 2008, to the following non-employee directors: Ms. Coleman, Messrs. Armacost, Brust, Iannotti, Liu and Roelandts, and Drs. Gerdine and Parker.

The Board and the Human Resources and Compensation Committee of the Board may change the number of performance shares granted in the future. All performance shares granted to non-employee directors are scheduled to vest in four equal, annual installments beginning one year after the date of grant.

Non-Qualified Stock Options.    Prior to the approval by stockholders at Applied’s 2007 Annual Meeting of Stockholders of an amendment to the Employee Stock Incentive Plan, the plan provided for the following grants of non-qualified stock options to each of Applied’s non-employee directors:

•	45,000 shares on the date he or she is first elected or appointed to the Board; and

•

25,000 shares on the first business day of the fiscal year following each full fiscal year during which he or she served on the Board, provided that the non-employee director was not an employee of Applied or any of its affiliates for any part of that full fiscal year.

The annual grants to non-employee directors for fiscal 2006 were made on October 30, 2006, the first business day of fiscal 2007. On October 30, 2006, each of the following non-employee directors received a non-qualified option to purchase 25,000 shares of Applied common stock at an exercise price of $17.35 per share: Ms. Coleman, Messrs. Armacost, Iannotti, Liu and Roelandts, and Drs. Gerdine and Parker.

The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, all options granted to non-employee directors become exercisable in four equal, annual installments beginning one year after the date of grant. Exercisability of some or all of the options may be accelerated if the director dies or retires. The options expire no later than seven years after the date of grant or up to eight years after the date of grant in the event of the director’s death.

The following table shows compensation information for Applied’s non-employee directors for fiscal 2007.

Director Compensation

For Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael H. Armacost	96,000	—		125,047	(3)	—	—	—		221,047
Robert H. Brust	87,000	—		56,255	(4)	—	—	—		143,255
Deborah A. Coleman	77,000	—		152,679	(5)	—	—	—		229,679
Aart J. de Geus(6)	15,000	27,878	(7)	—	(8)	—	—	—		42,878
Philip V. Gerdine	95,000	—		125,047	(3)	—	—	250	(9)	220,297
Thomas J. Iannotti	80,000	—		99,465	(5)	—	—	—		179,465
Charles Y.S. Liu	88,000	—		94,890	(5)	—	—	—		182,890
Gerhard H. Parker	82,000	—		152,679	(5)	—	—	—		234,679
Dennis D. Powell(10)	13,000	13,426	(11)	—	(8)	—	—	—		26,426
Willem P. Roelandts	99,000	—		175,640	(5)	—	—	—		274,640

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2007 for performance shares (also called

“restricted stock units”), as determined pursuant to Statement of Financial Accounting Standards No. 123(R) (also called “FAS 123R”). These compensation costs reflect performance shares granted in fiscal 2007 to Dr. de Geus and Mr. Powell. None of the other directors held any performance shares or any other stock awards at the end of fiscal 2007. The assumptions used to calculate the value of stock awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on December 14, 2007.

(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2007 for option awards, as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2004 and 2007 filed with the SEC on December 15, 2004 and December 14, 2007, respectively.
(3)	Consists of the compensation costs recognized by Applied in fiscal 2007 for a stock option grant to purchase 25,000 shares of common stock made on October 30, 2006 at an exercise price of $17.35 per share. This stock option grant had a fair value of $125,047 as of the grant date. Mr. Armacost and Dr. Gerdine each had options to purchase 132,000 shares of common stock outstanding at the end of fiscal 2007.
(4)	Mr. Brust had only one stock option to purchase 45,000 shares of common stock outstanding at the end of fiscal 2007.
(5)	Includes the compensation costs recognized by Applied in fiscal 2007 for a stock option grant to purchase 25,000 shares of common stock made on October 30, 2006 at an exercise price of $17.35 per share. This stock option grant had a fair value of $125,047 as of the grant date. The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2007: Ms. Coleman: 105,500 shares: Mr. Iannotti: 70,000 shares; Mr. Liu: 70,000 shares; Dr. Parker: 138,000 shares; and Mr. Roelandts: 95,000 shares.
(6)	Dr. de Geus was appointed as a member of the Board on July 23, 2007.
(7)	Consists of the compensation costs recognized by Applied in fiscal 2007 for a grant of 20,000 performance shares made on July 23, 2007 upon Dr. de Geus’ appointment as a member of the Board. This grant of performance shares had a fair value of $417,600 as of the grant date. Dr. de Geus had only this one grant of performance shares outstanding at the end of fiscal 2007.
(8)	Dr. de Geus and Mr. Powell did not hold any option awards at the end of fiscal 2007.
(9)	This amount consists of the value of a gift presented to Dr. Gerdine in recognition of his 31 years of service as the Chair of the Audit Committee of the Board.
(10)	Mr. Powell was appointed as a member of the Board on September 11, 2007.
(11)	Consists of the compensation costs recognized by Applied in fiscal 2007 for a grant of 20,000 performance shares made on September 11, 2007 upon Mr. Powell’s appointment as a member of the Board. This grant of performance shares had a fair value of $410,600 as of the grant date. Mr. Powell had only this one grant of performance shares outstanding at the end of fiscal 2007.

Two members of the Board, Mr. Morgan and Mr. Splinter, are employees of Applied. Mr. Morgan and Mr. Splinter did not receive the retainer or meeting fees paid to non-employee directors in fiscal 2007. Fiscal 2007 compensation information for Mr. Splinter can be found in the Summary Compensation Table. Mr. Morgan, the Chairman of the Board and an executive officer of Applied, received a salary of $245,000 for fiscal 2007 and a matching contribution of $9,329 made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation. Mr. Morgan did not receive any bonus payments or grants of stock options, performance shares or restricted stock in fiscal 2007. Mr. Morgan received $40,980 in above-market earnings on cash compensation that was previously earned and the payment of which was deferred by Mr. Morgan under the Applied Materials, Inc. Executive Deferred Compensation Plan and 2005 Executive Deferred Compensation Plan.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2008 fiscal year began on October 29, 2007 and will end on October 26, 2008. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2008, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2006 and 2007. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2006 and 2007, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table presents fees paid by Applied for professional services rendered by KPMG for fiscal 2006 and 2007, which ended on October 29, 2006 and October 28, 2007, respectively. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2006	Fiscal 2007
	(In thousands)
Audit Fees	$5,048	$4,930
Audit-Related Fees	407	12
Tax Fees:
Tax Compliance and Review	92	198
Tax Planning and Advice	—	—
All Other Fees	—	—

Total Fees	$5,547	$5,140

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Certain audit-related fees were incurred in fiscal 2006 for due diligence assistance in connection with the acquisition by Applied of Applied Films Corporation.

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for the current fiscal year.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and Nasdaq rules. In addition, the Board has determined that Robert H. Brust and Philip V. Gerdine are “audit committee financial experts” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP (KPMG), together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2007 fiscal year.

2.	The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2007 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2008 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2008.

This report is submitted by the Audit Committee.

Robert H. Brust (Chair)

Deborah A. Coleman

Philip V. Gerdine

Gerhard H. Parker

PRINCIPAL STOCKHOLDERS

The following table indicates how many shares of Applied common stock were beneficially owned as of December 31, 2007 by (1) each person known by Applied to own 5% or more of Applied common stock, (2) each of the directors and director nominees, (3) the principal executive officer, the principal financial officer, each of the next four most highly-compensated executive officers and two former executive officers (collectively, the “named executive officers”), and (4) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2007.

	Shares Beneficially Owned
Name	Number (1)		Percent (2)
Principal Stockholders:
FMR Corp. 82 Devonshire Street Boston, MA 02109	98,407,116	(3)	7.20%
Capital Group International, Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	96,772,670	(4)	7.08%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	84,925,000	(5)	6.22%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	80,642,187	(6)	5.90%

Directors, not including the Chief Executive Officer:
Michael H. Armacost	294,662	(7)	*
Robert H. Brust	11,250	(8)	*
Deborah A. Coleman	76,200	(9)	*
Aart J. de Geus	0		*
Philip V. Gerdine	118,500	(7)	*
Thomas J. Iannotti	28,750	(10)	*
Charles Y.S. Liu	28,750	(10)	*
James C. Morgan	6,175,680	(11)	*
Gerhard H. Parker	163,784	(12)	*
Dennis D. Powell	1,600		*
Willem P. Roelandts	55,625	(13)	*

Named Executive Officers:
Michael R. Splinter	3,179,026	(14)	*
Franz Janker	1,034,342	(15)	*
George S. Davis	570,859	(16)	*
Manfred Kerschbaum	752,409	(17)	*
Mark R. Pinto	576,241	(18)	*
Thomas St. Dennis	351,232	(19)	*
Nancy H. Handel	72,223		*
Farhad Moghadam	350,328	(20)	*
Current Directors and Executive Officers, as a Group (23 persons)	15,977,433	(21)	1.16%

*	Less than 1%

(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,366,219,627 shares of common stock outstanding as of December 31, 2007, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2007.
(3)	The amended Schedule 13G filed with the SEC jointly by FMR Corp. and Edward C. Johnson 3d on February 14, 2007 indicates that as of December 31, 2006, both FMR Corp. and Mr. Johnson have sole power to direct the disposition of 98,407,116 shares, and FMR Corp. has sole voting power of 6,890,116 shares. Of the 98,407,116 shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 91,741,980 shares as a result of acting as investment advisor to various investment companies (the “Funds”), with the power to direct the voting of those shares held by the Board of Trustees of the Funds.
(4)	The amended Schedule 13G filed with the SEC by Capital Group International, Inc. on February 12, 2007 indicates that as of December 29, 2006, it has sole power to direct the voting of 80,919,210 shares and the disposition of 96,772,670 shares. Capital Group International, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities disclosed in this footnote. Capital Group International, Inc. disclaims beneficial ownership of the 96,772,670 shares.
(5)	The amended Schedule 13G filed with the SEC by Capital Research and Management Company on May 10, 2007 indicates that as of April 30, 2007, Capital Research and Management Company has sole power to direct the voting of 17,900,000 shares and the disposition of 84,925,000 shares. Capital Research and Management Company disclaims beneficial ownership of these 84,925,000 shares.
(6)	The Schedule 13G filed with the SEC by Barclays Global Investors, NA on February 5, 2008 indicates that as of December 31, 2007, Barclays Global Investors, NA and its affiliated entities collectively have sole power to direct the voting of 69,829,743 shares and the disposition of 80,642,187 shares.
(7)	Includes options to purchase 94,500 shares that were exercisable within 60 days after December 31, 2007.
(8)	Consists of options to purchase 11,250 shares that were exercisable within 60 days after December 31, 2007.
(9)	Includes options to purchase 68,000 shares that were exercisable within 60 days after December 31, 2007.
(10)	Consists of options to purchase 28,750 shares that were exercisable within 60 days after December 31, 2007.
(11)	Includes (a) 501,023 shares held in a family foundation for charitable purposes, for which Mr. Morgan disclaims beneficial ownership; (b) 50,000 shares held in a charitable foundation, for which Mr. Morgan disclaims beneficial ownership; (c) 319,434 shares pledged as collateral by Mr. Morgan for a personal loan facility with a financial institution; and (d) options to purchase 1,800,000 shares that were exercisable within 60 days after December 31, 2007.
(12)	Includes options to purchase 100,500 shares that were exercisable within 60 days after December 31, 2007 and 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(13)	Includes options to purchase 52,500 shares that were exercisable within 60 days after December 31, 2007.
(14)	Includes (a) options to purchase 2,578,750 shares that were exercisable within 60 days after December 31, 2007; (b) 112,500 shares of restricted stock that are scheduled to vest in three equal, annual installments beginning December 19, 2008 (subject to continued employment with Applied); and (c) 100,000 shares of restricted stock that, provided specified performance goals are achieved, are scheduled to vest no earlier than in four equal, annual installments beginning December 19, 2008 (subject to continued employment with Applied).
(15)	Includes options to purchase 925,000 shares that were exercisable within 60 days after December 31, 2007.
(16)	Includes (a) 220 shares held in a family trust, and (b) options to purchase 528,750 shares that were exercisable within 60 days after December 31, 2007.
(17)	Includes options to purchase 706,250 shares that were exercisable within 60 days after December 31, 2007.
(18)	Includes options to purchase 534,250 shares that were exercisable within 60 days after December 31, 2007.
(19)	Includes options to purchase 300,000 shares that were exercisable within 60 days after December 31, 2007.
(20)	Includes 2,500 shares held in custodial accounts for the benefit of Dr. Moghadam’s sons, for which Dr. Moghadam disclaims beneficial ownership, and options to purchase 320,000 shares that were exercisable within 60 days after December 31, 2007.
(21)	Includes options to purchase 10,258,500 shares that were exercisable within 60 days after December 31, 2007.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Applied’s compensation program has three principal objectives:

(1) Attract, reward and retain officers and other key employees;

(2) Motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and

(3) Support Applied’s core values and culture, by promoting internal equity and external competitiveness.

To meet these objectives, Applied has adopted the following overriding compensation policies:

•	Pay compensation that is competitive with the practices of other leading, high technology companies; and

•	Pay for performance by:

•	setting challenging performance goals for Applied’s officers;

•	providing short-term incentives for achieving these goals; and

•

providing long-term, significant incentives through performance shares (also called “restricted stock units” or “stock awards”), restricted stock and/or stock options, in order to retain and motivate those individuals with the leadership abilities necessary for increasing long-term stockholder value and to align the interests of our officers with those of our stockholders.

These policies guide the Human Resources and Compensation Committee (the “Committee”) of Applied’s Board of Directors (the “Board”) in assessing the appropriate allocation among annual base salary, short-term bonus compensation and long-term equity compensation. Other factors considered by the Committee include Applied’s business objectives, its corporate responsibilities (including internal equity considerations and affordability), and competitive practices and trends. The Committee also seeks to assure that executive compensation is consistent with regulatory requirements and with our overall compensation philosophy and strategy. These policies remained in place throughout fiscal 2007, and the Committee currently expects to continue using them in the foreseeable future.

In this Compensation Discussion and Analysis section of our Proxy Statement, named executive officers (“NEOs”) means the individuals who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table below.

Role and Authority of the Compensation Committee

The Committee oversees Applied’s executive compensation program and is composed entirely of independent directors, as determined under various Nasdaq, Securities and Exchange Commission, and Internal Revenue Code rules. The members of the Committee are directors Willem P. Roelandts (Chair), Michael H. Armacost and Thomas J. Iannotti.

The Committee also is responsible for developing and reviewing Applied’s executive compensation philosophy. The Committee seeks to compensate the NEOs in a manner consistent with this compensation philosophy. The Committee operates under a written charter adopted by the Board that sets forth the Committee’s responsibilities. A recently updated copy of the charter is available on Applied’s website at http://www.appliedmaterials.com/investors/cg_hr_comp_comm.html.

Under the Committee’s charter, the Committee is responsible for overseeing a broad range of Applied’s overall strategic human resources programs, including executive development and succession planning, compensation, major benefit plans, and equity plans. The Committee approves and oversees the administration of Applied’s material benefits plans, policies and programs, including all of our equity-related incentive plans, senior executive bonus plans, and major retirement and deferred compensation programs. The Committee also reviews and approves the compensation of members of the Board, as well as principal elements of total compensation for Applied’s NEOs and other executive officers (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended), and employment, severance and/or change in control arrangements for Applied’s executive officers and certain other key employees.

The Committee has final authority to make decisions with respect to the principal elements of compensation of the NEOs, and may, if it chooses, delegate any of its responsibilities to subcommittees.

Role of Compensation Consultant

The Committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities. In fiscal 2006, Mr. Roelandts, the Chair of the Committee, after consulting with other members of the Committee, selected J. Richard & Co. (“J. Richard”) to be the independent compensation consultant to the Committee. J. Richard continued to act as the independent compensation consultant to the Committee through fiscal 2007 and is expected to continue in this role until determined otherwise by the Committee or J. Richard. The Committee, at its discretion, may replace J. Richard or hire additional consultants at any time. J. Richard is independent from Applied because it does not provide any other services to Applied and receives compensation from Applied only for services it provides to the Committee.

J. Richard’s engagement with Applied includes reviewing and advising on all principal aspects of executive and non-employee director compensation. This includes base salaries, bonuses, and equity awards for executive officers, and cash compensation and equity awards for non-employee directors. J. Richard has the authority to provide advice to the Committee regarding any aspect of Applied’s executive compensation policies and programs.

J. Richard’s responsibilities include:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available proxy data for the peer group and other peer group data;

•	analyzing pay survey data and analyses provided by our management;

•	reviewing and advising on the performance measures to be used in bonus formulas and performance-based equity awards;

•	reviewing and advising on target bonus levels, actual year-end bonus calculations, and the design and size of equity awards; and

•	working on special projects for the Committee, including advising on the Committee’s charter and reporting on the responsibilities and processes of other companies’ compensation committees.

The Committee has asked J. Richard to attend all regular meetings of the Committee and most of its special meetings, unless otherwise requested by the Committee. During fiscal 2007, J. Richard attended all of the Committee’s four regular meetings and four of the Committee’s five special meetings. J. Richard is expected to provide advice on executive and director compensation matters as it deems appropriate and/or as requested by the Committee. In the course of fulfilling its consulting responsibilities, J. Richard regularly communicates with the Chair of the Committee outside of Committee meetings. J. Richard also meets with management from time to time to gather information on and review proposals that management may make to the Committee. However, J. Richard reports its findings to the Committee, not to management.

During fiscal 2007, J. Richard advised the Committee on the appropriateness and merit of the recommendations made by management (primarily Mr. Splinter, as well as Applied’s Vice President of Compensation and Benefits, and other members of Applied’s executive compensation and benefits group), and provided supplementary background data with respect to management’s recommendations. During fiscal 2007, J. Richard also provided management with competitive compensation data for management to consider in making recommendations regarding compensation levels. In providing management with survey data and the Committee with advice, J. Richard relied on the compensation surveys described below, information J. Richard gathered directly, publicly available information regarding the companies in our peer group (see below), and J. Richard’s experience with companies inside and outside the peer group.

Role of Executive Officers and Management in Compensation Decisions

The Committee may invite members of our management to attend its meetings and did so for most of the Committee’s meetings during fiscal 2007. The Committee on occasion meets with Applied’s President and Chief Executive Officer (“CEO”), Mr. Splinter, and/or other executives, including the Group Vice President, Global Human Resources, to obtain recommendations with respect to compensation programs for Applied’s executives, other employees and non-employee directors. Mr. Splinter is closely involved in assessing the performance of our executive officers (other than himself) and making recommendations to the Committee regarding base salary, bonus targets, performance measures and weightings, and equity compensation for these executive officers.

Management also makes recommendations to the Committee regarding base salary, bonus targets, performance measures and weightings and equity compensation for each of our executive officers other than Mr. Splinter. The Committee is not obligated to accept management’s recommendations with respect to executive compensation. The Committee significantly changed several of management’s proposals in recent years, including in fiscal 2007. The Committee also typically seeks and considers input from J. Richard prior to making any final determinations.

In formulating its recommendations for executive compensation for fiscal 2007 and fiscal 2008, management used competitive compensation data it gathered from Radford Survey + Consulting, Towers Perrin, Clark Consulting/Pearl Meyer & Partners and other publicly available sources, as well as compensation data provided by J. Richard. Management synthesized the data and formulated the recommendations regarding executive compensation that it presented to the Committee.

Mr. Splinter attends some of the Committee’s meetings, and the Committee also regularly holds executive sessions not attended by any members of management or by non-independent directors. The Committee discusses Mr. Splinter’s compensation package with him and then makes decisions with respect to Mr. Splinter’s compensation outside of his presence.

Delegated Authority to CEO in Compensation Decisions.    The Committee has delegated to Mr. Splinter the authority to grant long-term equity incentive awards to employees below the level of corporate vice president, subject to limits set by the Committee. Mr. Splinter is authorized to grant up to 25,000 performance shares (and/or shares of restricted stock) and up to 80,000 options to an individual employee in any single fiscal year. The Committee has sole authority with respect to grants that exceed these limits and for all grants to employees at the level of corporate vice president and above. The Committee also authorized Mr. Splinter to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers (as defined under Rule 16a -1(f) of the Securities Exchange Act of 1934, as amended), under guidelines approved by the Committee.

Elements of Compensation

Six major elements comprise Applied’s compensation program, including:

(1)	base salary;

(2)	annual incentive bonuses for the achievement of performance objectives;

(3)	long-term incentives consisting of equity awards;

(4)	deferred compensation benefits;

(5)	retirement benefits, primarily provided under a 401(k) plan; and

(6)	executive perquisites and generally available benefits programs.

The Committee chose these particular elements of compensation after considering a number of factors, including, for example, competitive practices in Applied’s peer group and Applied’s need to drive operational and financial performance. Applied selected these six elements because each is considered useful or necessary to meet one or more of the principal objectives of our compensation philosophy. For example, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time they spend, the services they perform and the high levels of performance they achieve. Our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent.

The Committee annually reviews the following elements of compensation: base salary, annual incentive bonuses, long-term incentives consisting of equity awards, and executive perquisites and generally available benefits programs. The Committee reviews deferred compensation and retirement benefits from time to time to maintain competitive benefit levels and compliance with applicable provisions of the Internal Revenue Code and applicable laws of other countries. The Committee currently expects to continue its policy of reviewing the principal elements of compensation at least annually and deferred compensation and retirement benefits on a less frequent basis. In setting compensation levels for each NEO, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

In fiscal 2007, the Committee began using a comprehensive total compensation tally sheet in reviewing our executive pay program. The Committee reviewed tally sheets prepared by management that included forecasts of the total compensation expected to be paid to the NEOs and certain other executives within the next seven years. The tally sheets also included forecasts of the compensation expected to be paid if the executive’s employment were terminated in each of the next six years. The Committee and management believe that the tally sheets provide the Committee with an effective tool to assess the impact of design changes and compensation decisions on long-term compensation. We believe that tally sheets showing total compensation forecasts allow the Committee to see the total compensation picture, rather than viewing isolated incremental changes. The Committee intends to review updated tally sheets on at least an annual basis.

Peer Group Companies for Fiscal 2007 and 2008

In analyzing our executive compensation program for fiscal 2007, the Committee compared certain aspects of executive compensation, such as base salary, annual incentive bonus opportunities and long-term equity incentives, to those provided by Applied’s peer group. The peer group includes a broad range of companies in the high technology industry with which Applied competes for executive talent. For fiscal 2007, the Committee considered Applied’s major high technology competitors for executive talent as well as companies with size and scope that are similar to Applied’s, as measured by market capitalization, revenue, net income and total stockholder return. The fiscal 2007 peer group was the same group used in fiscal 2006 and consisted of the following companies:

Advanced Micro Devices Inc.	LSI Logic Corp.

Agilent Technologies, Inc.	Lucent Technologies Inc.

Analog Devices Inc.	Marvell Technology Group Ltd.

Apple Computer Inc.	Maxim Integrated Products Inc.

Broadcom Corp.	Motorola, Inc.

Cisco Systems Inc.	Nortel Networks Corp.

Dell Inc.	Novellus Systems Inc.

Flextronics International Ltd.	Oracle Corp.

Freescale Semiconductor Inc.	Qualcomm Inc.

Intel Corporation	Sun Microsystems Inc.

KLA Tencor Corp.	Texas Instruments Inc.

Lam Research Corp.

For fiscal 2008, the Committee reevaluated the peer group and determined that the following companies will comprise the peer group on a going-forward basis:

Advanced Micro Devices Inc.	Lam Research Corp.

Agilent Technologies, Inc.	Micron Technology, Inc.

Apple Computer Inc.	Motorola, Inc.

Broadcom Corp.	Novellus Systems Inc.

Cisco Systems Inc.	Qualcomm Inc.

Corning Incorporated	Seagate Technology

Dell Inc.	Sun Microsystems Inc.

EMC Corporation	SunPower Corporation

Intel Corporation	Texas Instruments Inc.

KLA Tencor Corp.

In determining the fiscal 2008 peer group, Applied selected from among companies that met certain of the following criteria: (1) technology companies with a manufacturing component to their business; (2) companies with revenues of one-half to two times that of Applied (although some companies with revenues more than twice that of Applied were included in order to offset the smaller sizes of other semiconductor equipment manufacturing companies with which Applied competes); (3) companies that file reports of compensation data for their top executives with the SEC; (4) companies that compete with Applied for key talent, including with Applied’s new and emerging businesses; and (5) U.S. companies with market capitalizations greater than their revenues. In addition, certain companies that did not meet the above criteria were included in Applied’s fiscal 2008 peer group if they were among Applied’s principal U.S. competitors or Applied’s top U.S. customers.

Data on the compensation practices of our peer group generally is gathered through searches of publicly available information, including publicly available databases. As publicly available information does not typically include information regarding target cash compensation, Applied principally relies upon three compensation surveys (prepared by Radford Survey + Consulting, Towers Perrin and/or Clark Consulting/Pearl Meyer & Partners) to provide benchmark target compensation levels for our peer group. Peer group data includes base salary, targeted cash compensation and all equity awards, including stock options, performance shares, restricted stock and long-term, cash-based awards. It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage. For fiscal 2007, we obtained sufficient market base salary information for Mr. Splinter and George S. Davis, Chief Financial Officer (“CFO”) from public information (for example, from proxy statements), which was Applied’s primary source. Due to the limited availability of salary information in proxy statements for positions other than the CEO and CFO, the Committee relied on a combination of public information and survey sources. For example, few companies in Applied’s peer group disclosed compensation for heads of sales and marketing.

The use of compensation surveys to benchmark compensation for the NEOs was limited to information from our peer group. However, consistent with standard practices, J. Richard also applied its own knowledge and experience, including with companies outside the peer group, in advising the Committee regarding appropriate compensation levels and in gauging whether the peer group was an appropriate measure of the general market’s compensation practices.

Total Cash Compensation: Base Salary and Annual Incentive Bonus Opportunities

Applied makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Applied pays bonuses in order to motivate executives to achieve our business goals. The Committee determines each officer’s target total cash compensation (salary and bonuses) after reviewing similar compensation information from our peer group. This review usually occurs in December of each year.

Base Salary

Applied’s goal is to target base pay for the NEOs at approximately the 50th percentile of Applied’s peer group. Applied believes that this positioning is appropriate because it aids in controlling fixed overhead costs, permits Applied to attract and retain key talent and enables us to emphasize the achievement of performance objectives through potentially larger annual incentive bonus opportunities (see below). Applied currently expects to continue targeting base compensation at this level.

Base salaries for the NEOs typically have varied from the 50th percentile target by up to 20%. These differences occur because the Committee also considers other factors in determining base salaries. These other factors may include: job performance, skill set, prior experience, the executive’s time in his or her position and/or with Applied, internal consistency regarding pay levels for similar positions or skill levels within Applied, external pressures to attract and retain talent, and market conditions generally. Although the Committee has not formally set a permissible level of variation, a 20% variation in an executive officer’s target is consistent with the range of variation prevalent in other companies, as well as for other employees at Applied. Base salaries will be modified if necessary to be consistent with our compensation philosophy.

For fiscal 2007, the Committee increased the base salaries of each of the NEOs other than Mr. Splinter and Nancy H. Handel, retired Senior Vice President, Chief Financial Officer. Mr. Splinter recommended to the Committee proposed salaries for fiscal 2007 for each of the NEOs other than himself. After taking into consideration the compensation targets discussed below and Mr. Splinter’s recommendations, the Committee increased the base salary of each of the NEOs (other than Mr. Splinter and Ms. Handel), as shown in the table below.

The following table shows the percentage increase to each NEO’s base salary for fiscal 2007, the percentage by which the base salary was above or below the approximate 50th percentile target, and the reasons for the increase and/or explanation for the variation from the 50th percentile target:

Fiscal 2007 Base Salary Percentage Increase (Over Fiscal 2006) and Comparison with 50th Percentile Market Position

Named Executive Officer	Percentage Increase in Fiscal 2007 Base Salary Over Fiscal 2006	Base Salary Percentage Above or Below 50th Percentile for Fiscal 2007	Principal Reason(s) for Increase to Base Salary for Fiscal 2007 and Variation of Base Salary from 50th Percentile
Michael R. Splinter President, Chief Executive Officer	0%	13%	The variation from the 50th percentile reflected Mr. Splinter’s strong performance in fiscal 2006. However, Mr. Splinter’s salary was not increased for fiscal 2007 because the Committee believed that, given his base salary relative to the peer group data, maintaining his base salary was appropriate.

Franz Janker Executive Vice President, Sales and Marketing	10%	-3%	The base salary increase was appropriate to recognize Mr. Janker’s strong performance and to achieve the desired market positioning for this job. The variation from the 50th percentile was not considered significant.

George S. Davis Senior Vice President, Chief Financial Officer	26%	-19%	The base salary increase reflected Mr. Davis’ promotion to CFO in November 2006 and was appropriate to approach the desired market positioning for a CFO. However, Mr. Davis’ base salary is below the 50th percentile because he was relatively new to the CFO role.

Manfred Kerschbaum Senior Vice President, General Manager Applied Global Services	11%	0%	The base salary increase reflected Mr. Kerschbaum’s strong performance and resulted in achieving the desired market positioning for this job.

Mark R. Pinto Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions	11%	2%	The base salary increase reflected Dr. Pinto’s strong performance and was appropriate to achieve the desired market positioning for this job. The variation from the 50th percentile was not considered significant.

Thomas St. Dennis Senior Vice President, General Manager Silicon Systems Group	8%	0%	The base salary increase reflected Mr. St. Dennis’ strong performance and the broad scope of his responsibilities, and resulted in achieving the desired market positioning for this job.

Nancy H. Handel Retired Senior Vice President, Chief Financial Officer	0%	-21%	Base salary was left unchanged in light of Ms. Handel’s announced retirement, which was effective in the first quarter of fiscal 2007.

Farhad Moghadam Former Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	11%	8%	The base salary increase and the variation from the 50th percentile reflected the strong performance of the business units for which Dr. Moghadam was responsible in fiscal 2006.

Annual Incentive Bonus Opportunities

Applied maintains an annual incentive bonus program for senior executives and other key employees. The bonus program is intended to encourage and reward achievement of Applied’s business goals and to assist Applied in attracting and retaining executives. In light of these business goals and the objectives of Applied’s compensation program, the Committee developed and approved specific performance targets for fiscal 2007 under our stockholder-approved Senior Executive Bonus Plan, in which our NEOs participated during fiscal 2007.

Bonuses generally are paid in cash, unless the executive has elected to defer all or part of the cash bonus pursuant to Applied’s 2005 Executive Deferred Compensation Plan. For fiscal 2007, if any bonus exceeded two times the target bonus, the excess portion would have been paid in the form of performance shares that would have been scheduled to vest in two annual installments in 2009 and 2010. For fiscal 2007, no bonuses under the Senior Executive Bonus Plan exceeded two times the target bonus.

To further Applied’s goal of retaining key talent, an executive must have remained an employee for the entire fiscal 2007 in order to be eligible for any fiscal 2007 bonus under the Senior Executive Bonus Plan. The Committee does not have discretion to increase bonuses under the Senior Executive Bonus Plan, but may decrease bonuses even if the performance goals are achieved (for example, in light of the industry’s or Applied’s financial performance and outlook). The Committee has exercised its discretion to reduce bonuses when doing so aided in meeting Applied’s overall compensation goals. Such reductions were considered in concert with Applied’s other compensation programs, including other bonus plans for other employees.

In determining fiscal 2007 bonuses for the NEOs, the Committee applied the bonus formulas under the Senior Executive Bonus Plan and then used its discretion to reduce the bonus amounts paid to the NEOs. Management recommended, and the Committee agreed, to reduce the total stockholder return adder (described further under “Additional Performance Hurdles” below) in order to make the total stockholder return adder used under the Senior Executive Bonus Plan for the NEOs the same as the adder used under the bonus plans for other Applied employees. The effect was to reduce the bonuses paid to NEOs by an average of 9%.

Targeted Total Cash Compensation Amounts.    Applied’s goal is to target total cash compensation (base salary plus target bonus) at approximately the 65th percentile of the peer group. Applied believes that targeting total cash compensation at the 65th percentile is appropriate because it provides a higher incentive compensation opportunity for strong performance. This enables Applied to place more emphasis on achievement of performance objectives. It also places more potential pay at risk, rewards exceptional goal achievement and allows total cash compensation to be more competitive as a whole, while taking into account business cyclicality. Targeting total cash compensation in this manner also motivates our executives to perform under both favorable and unfavorable industry conditions. As a result, bonuses are not themselves targeted at a fixed percentile, but are determined so that the target bonus, together with base salary, is in the approximate 65th percentile range. Applied currently expects to continue targeting total cash compensation at this level.

Target Bonus Amounts.    Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. In order to achieve total cash compensation at approximately the targeted 65th percentile of Applied’s peer group, the Committee generally sets the performance targets so that achievement at a 100% level results in bonuses that, when combined with base salary, provide total cash compensation at approximately the 65th percentile of Applied’s peer companies. However, the actual target bonus set for each NEO may vary from the amounts necessary to target total cash compensation at the 65th percentile because management and the Committee also consider other factors in determining target bonuses. For example, the Committee may consider such factors as job performance and contributions to Applied, skill set, prior experience, the executive’s time in his or her position and/or with Applied, internal consistency regarding pay levels for similar positions or skill levels within Applied, external pressures to attract and retain talent, and market conditions generally.

For fiscal 2007, Mr. Splinter recommended to the Committee target bonus amounts, expressed as a percentage of base salary, for each of the NEOs other than himself. These recommended bonus amounts were consistent with targeting total cash compensation at approximately the 65th percentile level, and our willingness to differ from that percentile level upon consideration of the other factors noted above.

For fiscal 2007, the targeted total cash compensation approved by the Committee differed from the 65th percentile in certain cases. The following table shows the percentage by which each NEO’s targeted total cash compensation (base salary plus target bonus) was above or below the approximate 65th percentile target, the percentage increase in the target bonus for each NEO from his or her fiscal 2006 target bonus, and a brief explanation of the principal reason(s) for the variation from market and/or change to target bonus, if any:

Fiscal 2007 Targeted Total Cash Compensation Comparison with 65th Percentile Market Position and Percentage Increase to Fiscal 2007 Target Bonus Over Fiscal 2006

Named Executive Officer	Percentage Increase in Fiscal 2007 Target Bonus Over Fiscal 2006	Targeted Total Cash Compensation: Percentage Above or Below 65th Percentile for Fiscal 2007	Principal Reason(s) for Change to Target Bonus for Fiscal 2007 and for Variation from Targeted Percentile
Michael R. Splinter	17%	1%	The increase in target bonus reflected Mr. Splinter’s strong performance in fiscal 2006. The variation in targeted total cash compensation from the targeted percentile was not considered significant.

Franz Janker	10%	Not Available	Mr. Janker’s target bonus as a percentage of salary remained the same as in fiscal 2006. The dollar increase in target bonus resulted from the fact that Mr. Janker’s base salary was increased. There was insufficient market data for targeted total cash compensation for his job. Mr. Janker’s bonus target percentage was consistent with the bonus target percentages of other NEOs.

George S. Davis	74%	-14%	The increase in target bonus reflected Mr. Davis’ promotion to CFO in November 2006. This increase was appropriate to approach the desired market positioning for a CFO. At the same time, Mr. Davis’ targeted total cash compensation was below the 65th percentile because he was relatively new to the CFO role.

Manfred Kerschbaum	22%	4%	The percentage increase in target bonus over fiscal 2006 reflected the increase in Mr. Kerschbaum’s base salary, as well as an increase in his target bonus as a percentage of base salary. These increases reflected his strong performance and brought him closer to the appropriate market positioning for his job. The variation from the targeted total cash compensation percentile was not considered significant.

Fiscal 2007 Targeted Total Cash Compensation Comparison with 65th Percentile Market Position and Percentage Increase to Fiscal 2007 Target Bonus Over Fiscal 2006

Named Executive Officer	Percentage Increase in Fiscal 2007 Target Bonus Over Fiscal 2006	Targeted Total Cash Compensation: Percentage Above or Below 65th Percentile for Fiscal 2007	Principal Reason(s) for Change to Target Bonus for Fiscal 2007 and for Variation from Targeted Percentile
Mark R. Pinto	39%	17%	The increase in target bonus and the variation from the targeted total cash compensation percentile reflected the increase in Dr. Pinto’s base salary, as well as an increase in his target bonus as a percentage of base salary. These increases reflected Dr. Pinto’s strong leadership of a business unit responsible for entering important new markets.

Thomas St. Dennis	8%	12%	Mr. St. Dennis’ target bonus as a percentage of salary remained the same as in fiscal 2006. The dollar increase in target bonus resulted from the fact that Mr. St. Dennis’ base salary was increased. The variation from the targeted total cash compensation percentile also reflected the broad scope of his responsibilities.

Nancy H. Handel	—	—	Ms. Handel did not participate in the Senior Executive Bonus Plan in fiscal 2007 in light of her announced retirement, which was effective in the first quarter of fiscal 2007.

Farhad Moghadam	11%	21%	Dr. Moghadam’s target bonus as a percentage of salary remained the same as in fiscal 2006. The dollar increase in target bonus resulted from the fact that Dr. Moghadam’s base salary was increased. The variation from the targeted total cash compensation percentile also reflected the strong performance of the business units for which Dr. Moghadam was responsible.

Bonus Formula—Performance Measures and Relative Weightings.    Bonuses are paid under the Senior Executive Bonus Plan only if the performance measures that the Committee sets at the beginning of the fiscal year are achieved. The Committee can choose a range of performance measures as specified in the Senior Executive Bonus Plan. Bonuses are designed to reward progress toward and achievement of the performance measures. For fiscal 2007, the Committee determined that it would be appropriate to choose different performance measures for individual NEOs. For fiscal 2007, the target bonus award for each NEO had an individual set of performance measures with different weightings. The weighted score for each performance measure is the product of (1) a multiplier, ranging from zero to two, depending on the extent of accomplishments achieved within pre-determined parameters, and (2) the indicated weighting for each measure. The different weightings are included in a bonus formula that is set by the Committee. The bonus goals and weightings are based on the relative importance and anticipated difficulty of achievement of the performance measures. As described further below, the bonus formula is:

Base Salary	×	Individual Target Percentage	×	(	Weighted Score for Each Performance Measure	+	Total Stockholder Return Adder, if Achieved	)	=	Total Bonus

In developing the appropriate performance measures and their individual weightings, management analyzes the relative importance of each of the performance measures to Applied’s business strategy for the upcoming fiscal year and considers factors such as the appropriateness of a specific goal to a particular NEO. Management then makes recommendations to Mr. Splinter with respect to NEOs other than Mr. Splinter, and directly to the Committee with respect to Mr. Splinter. Mr. Splinter makes recommendations to the Committee regarding performance measures and appropriate weightings for NEOs (including himself). He also recommends target bonus amounts for NEOs other than himself, utilizing market survey data as well as his assessment of individual performance and current and anticipated contributions by each NEO.

The Committee considers these recommendations and ultimately determines the actual performance measures, weightings and target bonus levels. Generally, for Mr. Splinter, the Committee considers three key areas in setting his performance measures: operational performance, Applied’s competitive positioning, and strategic initiatives. Strategic initiatives may include objectives focused externally, such as entry into new markets, as well as our internal objectives, such as employee morale and retention. They also may include our long-term strategic goals, the results of which are intended to benefit us over a period of years. For fiscal 2007, the Committee accepted most of management’s recommendations for the measures and weightings, and the Committee made some changes in the measures and weightings for Mr. Splinter to reflect the Committee’s view of the appropriate performance measures for Mr. Splinter.

Corporate Scorecard.    As part of our pay-for-performance policy, the Committee uses a “corporate scorecard,” which includes company-wide and business unit-specific strategic and financial goals for a particular fiscal year. For fiscal 2007, the achievement of corporate scorecard objectives was included as a component of the performance measures applicable to all of the Senior Executive Bonus Plan participants other than Mr. Splinter. The fiscal 2007 corporate scorecard contained ten equally-weighted key objectives: (1) increase Applied’s share of the combined annual revenues of top semiconductor equipment companies over fiscal 2006; (2) achieve adjusted operating income expressed as a percentage of net sales consistent with the adjusted earnings per share objective described in the table below with respect to Mr. Splinter and Mr. Davis; (3) meet goals relating to a multi-year program to enhance business processes and systems; (4) increase use of new manufacturing strategies; (5) increase customer acceptance of newly-released products; (6) increase customer acceptance of a certain type of product; (7) increase customer acceptance of a certain product; (8) achieve a desired revenue level for a certain category of products; (9) achieve a desired demand level for a certain new product; and (10) retain and develop key talent. The use of the corporate scorecard in fiscal 2007 was a change from fiscal 2006, when a matrix based on Applied’s financial model was used as the basis for recommending and setting specific goals and target performance levels. We believe that using the detailed corporate scorecard results in performance targets that reflect more refined goals in a wider variety of areas, thereby linking pay in a more specific manner to the achievement of Applied’s objectives. We currently intend to continue to use the corporate scorecard in the future, as revised to reflect changes in Applied’s strategies and objectives for a particular year.

The following table shows the range of the potential bonus for which each NEO was eligible under the Senior Executive Bonus Plan for fiscal 2007 and the applicable performance measures (including relative weightings):

Fiscal 2007 Range of Potential Bonus as Percentage of Base Salary and Performance Measures

Named Executive Officer	Range of Potential Fiscal 2007 Bonus (as a Percentage of Base Salary)	Fiscal 2007 Performance Measures (and Relative Weightings)
Michael R. Splinter	Zero to 525%

(1)  Achieve adjusted earnings per share (non-GAAP [non-generally accepted accounting principles], excluding certain non-operating expenses) within a range that is scaled to the fiscal 2007 revenue level. A multiplier between 0 - 2 is applied to the adjusted earnings per share achieved, depending on where the actual adjusted earnings per share falls within the range. For fiscal 2007, the actual adjusted earnings per share was $1.35, resulting in an earnings per share multiplier of 1.074 (weighted at 50%);

(2)  Increase Applied’s share of the combined annual revenues of top semiconductor equipment companies over fiscal 2006 (weighted at 25%); and

(3)  Achieve objectives relating to (a) human resource development and planning, (b) specified manufacturing, tax, operational and product initiatives, and (c) new product development, including solar (collectively weighted at 25%).

Franz Janker	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve five sales- and marketing-related objectives, four of which are also part of the corporate scorecard, including order and revenue growth for specified products (each weighted at 10%).

George S. Davis	Zero to 375%	(1) Achieve fiscal 2007 adjusted earnings per share as described above for Mr. Splinter (weighted at 50%); and (2) Achieve corporate scorecard objectives (weighted at 50%).

Manfred Kerschbaum	Zero to 330%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various business unit-specific objectives (one of which also is part of the corporate scorecard), including financial targets related to internal operating income and revenue metrics for the service business, increased revenue for a specific category of products, increased profitability of specific business unit, and market share growth (collectively weighted at 50%).

Mark R. Pinto	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various business unit-specific objectives, including financial targets related to internal operating income metrics for new businesses and products, solar contract activity, and new product development (collectively weighted at 50%).

Fiscal 2007 Range of Potential Bonus as Percentage of Base Salary and Performance Measures

Named Executive Officer	Range of Potential Fiscal 2007 Bonus (as a Percentage of Base Salary)	Fiscal 2007 Performance Measures (and Relative Weightings)
Thomas St. Dennis	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various business unit-specific objectives, including financial targets related to internal operating income and revenue metrics for specific semiconductor products, improved demand for specific products, and new product development (collectively weighted at 50%).

Nancy H. Handel	—	Ms. Handel did not participate in the Senior Executive Bonus Plan in light of her announced retirement, which was effective in the first quarter of fiscal 2007.

Farhad Moghadam	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%);

(2)  Achieve various business unit-specific objectives, including financial targets related to internal operating income and revenue metrics for specific semiconductor products, market share growth, and new product development (collectively weighted at 45%); and

(3)  Achieve objectives related to a multi-year program to enhance business processes and systems (also part of the corporate scorecard) (weighted at 5%).

Dr. Moghadam resigned prior to the end of fiscal 2007 and therefore received no bonus for fiscal 2007.

The performance measures described above comprised two-thirds of each NEO’s maximum bonus opportunity. The remaining one-third of each NEO’s maximum bonus could be earned only if Applied’s total stockholder return for fiscal 2007 were positive and achieved a 90th percentile ranking as compared to the total stockholder return for the companies in the S&P 500, as described further under “Additional Performance Hurdles” below.

The performance measures and their respective weightings for fiscal 2007 were chosen to reflect the NEOs’ roles and responsibilities at Applied. The Committee determined that a goal for Applied’s earnings per share was appropriate for Mr. Splinter and Mr. Davis because this measure and the other performance measures applicable to them reflect the company-wide scope of the positions held by them. The Committee believed that these measures provided a closer correlation between the NEO’s individual performance and his reward than would have been the case had the same performance measures been applied to all of the NEOs. Similarly, a large portion of Mr. Janker’s goals related to company-wide measures such as revenue growth and growth of new orders. The performance measures that applied to Dr. Moghadam, Mr. St. Dennis, Mr. Kerschbaum and Dr. Pinto for fiscal 2007 included strategic and financial objectives for each NEO’s respective business units, as well as the corporate scorecard. The Committee determined that business unit-specific measures were more appropriate for these NEOs because the Committee believed that they were in a position to exert more influence over their individual business units. As a result, the Committee believed that these measures reflected individual performance and provided a closer correlation between the executive’s performance and his reward as opposed to performance measures based on company-wide performance.

Likelihood of Achieving Targets.    Applied did not undertake a detailed statistical analysis of how difficult it would be for Applied and the NEOs to achieve the relevant target levels of performance for each performance measure. However, both the Committee and management considered the likelihood of the achievement of target levels of performance when recommending and approving the performance measures and target bonuses. At the time the performance measures were set, the Committee believed that the goals would be challenging and difficult, but achievable with significant effort and skill. For fiscal 2007, it was expected that the target levels of performance would be particularly difficult to achieve because it would require delivery of growth in challenging market conditions, adroitly executing Applied’s strategy, the development by Applied and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

Additional Performance Hurdles.    In addition to the above performance goals, the Committee determined that it was appropriate to include a further bonus requirement in order to motivate the executives to meet Applied’s business goals. Specifically, no bonus would be paid under the Senior Executive Bonus Plan for fiscal 2007 unless Applied achieved a specified level of profit after tax, even if the other goals described above were fully achieved. Also, to further reward executives for achievement of Applied’s overall goals, if a bonus were earned under the applicable formula, the bonus could be increased if Applied’s total stockholder return for the year were positive and total stockholder return were above the 55th percentile of other companies in the S&P 500. The Committee believes that stockholder return alone is not sufficient to indicate the value of an NEO’s contribution or to motivate an NEO to achieve Applied’s goals. Therefore, the Committee determined that no bonus would be payable solely on account of total stockholder return performance. However, to ensure that the bonuses serve the objective of increasing stockholder value and because the Committee wanted to pay maximum bonuses only upon achievement of aggressive targets, the Committee determined that the maximum bonus for any officer would be payable only if actual performance significantly exceeded all targeted goals and if total stockholder return were positive and at or above the 90th percentile as compared to the S&P 500 companies. The Committee intentionally set a high bar, which required strong performance to earn a maximum bonus under the Senior Executive Bonus Plan. As a result, no NEO earned his maximum bonus for fiscal 2007, despite the fact that fiscal 2007 was a strong year for Applied with respect to profitability and revenue.

Allocation of Actual Bonus Payments.    Potential bonus payments are allocated among the performance measure components in accordance with their assigned weightings, as described above. The achievement of each performance measure is calculated separately and then incorporated into the total bonus calculation. Applied believes that calculating each performance measure separately allows the bonus calculation to reflect properly the relative importance of each performance measure. The following is an illustration of how the bonus calculation for each performance measure works and how each performance measure is included in the total bonus formula:

Illustration Assuming 100% Achievement Levels for Each Performance Measure and a Total Stockholder Return Adder is Achieved at a 50% Level:

Total Formula:

Base Salary	X	Individual Target Performance	X	(	Weighted Score	+	Total Stockholder Return Adder, if Achieved	)	=	Total Bonus

Breakdown of Weighted Score Formula:

Weighted Score	=	(	Performance Measure 1	X	Weight as Percentage	)	+	(	Performance Measure 2	X	Weight as Percentage	)	+	(	Performance Measure 3	X	Weight as Percentage	)	+	...

For example:

Earnings Per Share (“EPS”) Score	=	(100% EPS Target	X	50% of Total Target Bonus	)	=	0.50

Revenue Growth (“RG”) Score	=	(100% RG Target	X	25% of Total Target Bonus	)	=	0.25

Strategic Goal (“SG”) Score	=	(100% SG Target	X	25% of Total Target Bonus	)	=	0.25

Weighted Score	=	(0.50)	+	(0.25)	+	(0.25)	=	1.0

Total Stockholder Return Adder	=	0.5

Base Salary	x	Individual Target Percentage	x	( 1.0 + 0.5 )	=	Total Bonus

Base Salary	x	Individual Target Percentage	x	(1.5)	=	Total Bonus

After the end of fiscal 2007, the Committee compared Applied’s actual performance to the targeted performance for the year specified by the Committee in early fiscal 2007, and applied the fiscal 2007 bonus formula under the Senior Executive Bonus Plan to this actual performance. As a result, actual bonuses earned in fiscal 2007 varied in accordance with the levels of performance actually achieved. As noted above, the Committee has the authority to decrease, but not increase, bonuses under the Senior Executive Bonus Plan. In determining whether to exercise this authority, the Committee consulted with Mr. Splinter. Mr. Splinter provided his evaluation of individual performance to the Committee and recommended adjustments to bonuses payable under the Senior Executive Bonus Plan. For fiscal 2007, management recommended, and the Committee approved, a downward adjustment to the bonuses payable under the Senior Executive Bonus Plan. The Committee reduced the total stockholder return adder (described above under “Additional Performance Hurdles”) in order to make the total stockholder return adder used under the Senior Executive Bonus Plan for the NEOs the same as the adder used under the bonus plans for other Applied employees. The effect was to reduce the bonuses paid to NEOs by an average of 9%.

The actual bonuses paid to the NEOs other than Mr. Splinter for fiscal 2007 were above their target bonus amounts because Applied achieved above-target performance overall. In fiscal 2007, Applied, on average, exceeded performance targets specified for fiscal 2007 for certain of the corporate scorecard goals, including goals relating to business unit and corporate strategic objectives, financial results, retention of key talent and corporate earnings per share. However, Applied, on average, did not achieve the performance targets specified by the Committee for relative revenue growth and certain other strategic objectives. Applying the pre-established bonus formula to this financial performance resulted in bonuses to NEOs (other than for Ms. Handel and Dr. Moghadam) at a weighted average of approximately 114% of target levels. Bonuses paid to these NEOs under the Senior Executive Bonus Plan for fiscal 2007 were:

Fiscal 2007 Actual Bonuses

Named Executive Officer	Amount	Percentage of Salary (As of End of Fiscal 2007) Earned as Bonus in Fiscal 2007	Percentage Above or Below Target Bonus
Michael R. Splinter	$1,622,329	172%	-2%
Franz Janker	$856,625	158%	25%
George S. Davis	$639,563	147%	14%
Manfred Kerschbaum	$626,863	131%	18%
Mark R. Pinto	$815,625	166%	31%
Thomas St. Dennis	$777,213	162%	28%

Ms. Handel and Dr. Moghadam did not remain employed with Applied through the end of the 2007 fiscal year and accordingly did not receive bonuses under the Senior Executive Bonus Plan.

Changes to Targeted Total Cash Compensation for Fiscal 2008

2008 Base Salary Changes.    For fiscal 2008, the Committee increased the base salary of each of the NEOs. Mr. Splinter recommended to the Committee proposed salaries for fiscal 2008 for each of the NEOs other than himself. After taking into consideration the compensation targets discussed below and Mr. Splinter’s recommendations, the Committee set the base salaries for each of the NEOs. (Ms. Handel and Dr. Moghadam were not executive officers of Applied at this time and therefore were not included in these recommendations.)

The following table indicates, for each NEO (other than Ms. Handel and Dr. Moghadam), the percentage increase to the base salary for fiscal 2008, the percentage by which the base salary was above or below the approximate 50th percentile target and the reasons for any variation from the 50th percentile target:

Fiscal 2008 Base Salary Percentage Increase (Over Fiscal 2007) and Comparison with 50th Percentile Market Position

Named Executive Officer	Percentage Increase in Fiscal 2008 Base Salary Over Fiscal 2007	Base Salary Percentage Above or Below 50th Percentile for Fiscal 2008	Principal Reason(s) for Increase to Base Salary for Fiscal 2008 and for Variation of Base Salary from 50th Percentile
Michael R. Splinter	4%	5%	The base salary increase recognized Mr. Splinter’s strong performance in fiscal 2007. (See “Compensation of Chief Executive Officer” below). The Committee also believed that an increase was appropriate because Mr. Splinter’s base salary was not increased in fiscal 2007, despite his strong performance in fiscal 2006.

Franz Janker	8%	-1%	The base salary increase recognized Mr. Janker for successfully leading our sales and marketing functions, including expansion into important new markets. The increase achieved the desired market positioning for his base salary. The difference from the target percentile was not considered meaningful.

George S. Davis	14%	-9%	The base salary increase reflected Mr. Davis’ strong performance as CFO. This increase was appropriate to approach the desired market positioning for a CFO. However, Mr. Davis’ base salary is below the 50th percentile because he still is relatively new to the CFO role.

Manfred Kerschbaum	4%	23%	The base salary increase recognized Mr. Kerschbaum for leading Applied Global Services. The variation from the 50th percentile was related to the change in Applied’s peer group for fiscal 2008.

Mark R. Pinto	10%	34%	The base salary increase recognized Dr. Pinto for leading the Energy and Environmental Solutions business unit. The variation from the 50th percentile was related to the change in Applied’s peer group for fiscal 2008.

Thomas St. Dennis	6%	25%	The base salary increase recognized Mr. St. Dennis’ enhanced role and increased responsibilities in leading our consolidated Silicon Systems Group. The variation from the 50th percentile was related to the change in Applied’s peer group for fiscal 2008.

Fiscal 2008 Targeted Annual Incentive Bonus Opportunities.    For fiscal 2008, Mr. Splinter recommended to the Committee target bonus amounts, expressed as a percentage of base salary, for each of the NEOs other than himself. These recommended bonus amounts were consistent with the Committee’s intention to target total cash compensation (base salary plus bonus) at approximately the 65th percentile level, and also with our willingness to differ from that percentile level upon consideration of the factors noted above. (Ms. Handel and Dr. Moghadam no longer were employees of Applied at this time and therefore were not included in these recommendations.)

For fiscal 2008, the targeted total cash compensation approved by the Committee differed from the 65th percentile in certain cases. The following table shows the percentage by which the targeted total cash compensation for each NEO (other than Ms. Handel and Dr. Moghadam) was above or below the approximate 65th percentile target, the percentage increase in the target bonus for each NEO from their fiscal 2007 target bonus, and a brief explanation of the principal reason(s) for the variation from market and/or change to target bonus, if any:

Fiscal 2008 Targeted Total Cash Compensation Comparison with 65th Percentile Market Position and Percentage Increase to Fiscal 2008 Target Bonus Over Fiscal 2007

Named Executive Officer	Percentage Increase in Fiscal 2008 Target Bonus Over Fiscal 2007	Targeted Total Cash Compensation: Percentage Above or Below 65th Percentile for Fiscal 2008	Principal Reason(s) for Change to Target Bonus for Fiscal 2008 and for Variation from Targeted Percentile
Michael R. Splinter	4%	0%	Mr. Splinter’s target bonus as a percentage of salary remained the same as in fiscal 2007. The dollar increase in target bonus recognized Mr. Splinter’s strong performance in fiscal 2007 and resulted in targeted total cash compensation at the 65th percentile.

Franz Janker	8%	Not Available	Mr. Janker’s target bonus as a percentage of salary remained the same as in fiscal 2007. The dollar increase in target bonus reflected the fact that Mr. Janker’s base salary was increased. There was insufficient market data for targeted total cash compensation for his position. Mr. Janker’s bonus target percentage is consistent with the bonus target percentages of other NEOs.

George S. Davis	14%	-8%	Mr. Davis’ target bonus as a percentage of salary remained the same as in fiscal 2007. The dollar increase in target bonus recognized Mr. Davis’ strong performance as CFO. This increase was appropriate to approach the desired market positioning for a CFO. However, Mr. Davis’ targeted total cash compensation is below the 50th percentile because he still is relatively new to the CFO role.

Manfred Kerschbaum	9%	7%	The increase in target bonus reflected the increase in Mr. Kerschbaum’s base salary, as well as an increase in his target bonus as a percentage of base salary. These increases and the variation from the 65th percentile reflected his strong performance in leading Applied Global Services.

Mark R. Pinto	10%	22%	Dr. Pinto’s target bonus as a percentage of salary remained the same as in fiscal 2007. The dollar increase in target bonus reflected the fact that Dr. Pinto’s base salary was increased. The variation from the 65th percentile recognized his critical role in leading our Energy and Environmental Solutions business unit.

Thomas St. Dennis	6%	14%	Mr. St. Dennis’ target bonus as a percentage of salary remained the same as in fiscal 2007. The dollar increase in target bonus reflected the fact that Mr. St. Dennis’ base salary was increased. The variation from the 65th percentile recognized his enhanced role and increased responsibilities in leading our consolidated Silicon Systems Group.

Fiscal 2008 Bonus Targets and Performance Measures.    In January 2008, the Committee set the bonus formula and performance measures that will be used to determine fiscal 2008 bonuses, if any, under the Senior Executive Bonus Plan. Whether any bonuses will be paid depends on actual performance during fiscal 2008 relative to the predetermined goals. As in fiscal 2007, the Committee and management considered the likelihood of the achievement of target levels of performance when recommending and approving, respectively, the performance measures and target bonuses for fiscal 2008, but did not undertake a detailed statistical analysis of how difficult achievement of the relevant target levels would be. At the time the performance measures were set, the Committee considered them to be stretch goals that would be challenging and difficult, but achievable with significant effort and skill. For fiscal 2008, it is expected that the target levels of performance will be particularly difficult to achieve because they will require delivery of growth in challenging market conditions, including certain emerging markets that are characterized by a highly competitive and volatile environment. In the semiconductor industry, uncertain economic conditions, including those relating to energy prices, credit concerns and changes in consumer confidence, are expected to lead to lower overall demand for semiconductor equipment products compared to 2007. However, Applied expects demand for flat panel display equipment to improve in fiscal 2008, and Applied is anticipating growth in other markets such as solar. In this environment, Applied believes that our business strategy will have to be adroitly executed in order to achieve the performance goals.

In setting the performance goals, the Committee continued to use measures that reflect Applied’s business goals. The Committee continued to use the corporate scorecard for fiscal 2008 as a component of the strategic performance measures applicable under the Senior Executive Bonus Plan for participants other than Mr. Splinter. The fiscal 2008 corporate scorecard has been updated to reflect Applied’s current business strategy, areas of emphasis, and company-wide and business unit-specific strategic and financial goals for fiscal 2008. The fiscal 2008 corporate scorecard contains 12 key objectives: (1) achieve fiscal 2008 adjusted earnings per share (non-GAAP, excluding certain non-operating expenses) within a range that is scaled to the fiscal 2008 revenue level (weighted at 10%); (2) increase market share of a specific business (weighted at 10%); (3) achieve revenue and profitability targets for various businesses (collectively weighted at 20%); (4) achieve growth and performance of a specific business (weighted at 10%); (5) achieve revenue and profitability objectives for acquired businesses (weighted at 10%); (6) meet goals relating to a multi-year program to enhance business processes and systems (weighted at 10%); (7) grow market share of specific products (weighted at 5%); (8) meet goals relating to manufacturing operations (weighted at 5%); (9) achieve target demand for specific products (weighted at 5%); (10) achieve target demand for another specific product (weighted at 5%); (11) achieve goals relating to energy and environmental initiatives (weighted at 5%); and (12) achieve a goal relating to employee engagement (weighted at 5%).

The Committee continued to determine the relative weighting in the same manner as in fiscal 2007, in accordance with the relative importance and difficulty of achievement of each objective. The bonus formula for fiscal 2008 remains the same as the bonus formula for fiscal 2007, including the minimum profit after tax threshold and the total stockholder return adder, described above under “Additional Performance Hurdles.” In addition, the allocation of actual bonus amounts, if any, to be paid for fiscal 2008 will be determined in the same manner as described above for fiscal 2007 under “Allocation of Actual Bonus Payments.”

The following table shows the range of the potential bonus as a percentage of base salary for which each NEO (other than for Ms. Handel and Dr. Moghadam) is eligible under the Senior Executive Bonus Plan for fiscal 2008, and the applicable performance measures (and their relative weightings):

Fiscal 2008 Range of Potential Bonus as Percentage of Base Salary and Performance Measures

Named Executive Officer	Range of Potential Fiscal 2008 Bonus (as a Percentage of Base Salary)	Fiscal 2008 Performance Measures (and Relative Weightings)
Michael R. Splinter	Zero to 525%

(1)  Achieve fiscal 2008 adjusted earnings per share (non-GAAP, excluding certain non-operating expenses) within a range that is scaled to the fiscal 2008 revenue level. A multiplier between 0 - 2 will be applied to the adjusted earnings per share achieved, depending on where the actual adjusted earnings per share falls within the range (weighted at 50%);

(2)  Achieve growth in market share of a specific business (weighted at 25%); and

(3)  Achieve certain operational and strategic objectives relating to performance of a specific business, executive team development, and new business opportunities (collectively weighted at 25%).

Franz Janker	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various sales- and marketing-related objectives (one of which also is part of the corporate scorecard) relating to revenue for a specific category of products, market share growth, and demand for specific products (collectively weighted at 50%).

George S. Davis	Zero to 375%

(1)  Achieve fiscal 2008 adjusted earnings per share as described above for Mr. Splinter (weighted at 50%);

(2)  Achieve corporate scorecard objectives (weighted at 25%); and

(3)  Achieve various strategic objectives relating to Applied’s operating performance, performance of a specific business, the finance organization, and productivity initiatives (collectively weighted at 25%).

Manfred Kerschbaum	Zero to 345%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various business unit-specific goals (one of which also is part of the corporate scorecard) relating to financial performance (including internal operating income and revenue metrics), demand for certain products, new products, development of key talent, and product performance (collectively weighted at 50%).

Mark R. Pinto	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various business unit-specific goals (two of which also are part of the corporate scorecard) relating to financial performance (including internal operating income and revenue metrics), new products, market share growth, and performance of acquired businesses (collectively weighted at 50%).

Thomas St. Dennis	Zero to 375%

(1)  Achieve corporate scorecard objectives (weighted at 50%); and

(2)  Achieve various business unit-specific goals (two of which also are part of the corporate scorecard) relating to financial performance (including margin, profit and cost metrics), operational performance, product performance, revenue for a specific category of products, market share growth, organizational performance, and manufacturing operations (collectively weighted at 50%).

Long-Term Equity Incentive Compensation

We provide long-term equity incentive compensation through awards of performance shares (also referred to as “restricted stock units” or “stock awards”), restricted stock, and/or stock options that generally vest over multiple years. Applied’s equity compensation program is intended to align the interests of our officers and other employees with those of our stockholders by creating an incentive for these individuals to maximize stockholder value. The equity compensation program also is designed to encourage our executives and other employees to remain employed with Applied despite a highly competitive labor market. The Committee believes that Applied’s ability to attract, retain and motivate our officers and other key employees is critical to achieving strategic goals, which, in turn, helps build long-term value for our stockholders, particularly when equity awards are subject to performance-based vesting that requires achievement of certain operating profit margin (also referred to as controllable profit) goals.

When Awards are Granted.    Equity-based incentives are granted to our NEOs under our stockholder-approved Employee Stock Incentive Plan. The Committee may grant equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last Board member’s signature is obtained or as of a predetermined future date. In the case of stock options, all grants have a per share exercise price equal to the fair market value of Applied’s common stock on the grant date.

In fiscal 2007, NEOs received a grant of equity awards only at the Committee’s January 2007 meeting. During fiscal 2007, the Committee did not grant any equity awards to the NEOs by unanimous written consent. Although the annual equity grants to the NEOs typically are made in December of each year, for fiscal 2007 the grants were made in January 2007. The grants were delayed from December until January because the Committee had not fully completed its determination relating to the performance criteria on which the vesting of the grants was based. Management and the Committee took the additional time to gather sufficient information to establish the appropriate performance-based vesting criteria.

The Committee has not granted, nor does it intend in the future to grant, equity compensation awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of Applied common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material, nonpublic information based on equity award grant dates. Also, since equity compensation awards typically vest over a three- or four-year period, the value to recipients of any increase in the price of Applied’s stock soon after a grant is attenuated.

Allocation Among Different Types of Equity Awards.    The Committee regularly monitors the environment in which Applied operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value and attracting and retaining top talent. As described in the 2007 Proxy Statement, the Committee approved changes to Applied’s equity compensation program for fiscal 2006 that were designed to reward Applied’s employees for their hard work and commitment to the long-term success and growth of Applied. Specifically, Applied moved from granting stock options to granting primarily performance shares. This change in equity awards was designed to assist Applied in continuing to attract and retain highly skilled employees. The Committee continued this policy in fiscal 2007 and expects this policy to continue in the foreseeable future. As a result, any equity awards granted to our most senior executive officers in the future are expected to be primarily in the form of performance shares unless and until conditions warrant adjustment. These awards may be subject to time-based vesting, performance-based vesting or both.

Before Applied moved to granting primarily only performance shares, Applied granted stock options to the NEOs. Stock options were considered an effective tool for meeting Applied’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Applied’s performance in the future. In changing its approach toward equity award types, the Committee considered it important to retain a balance between awards that provide high incentive value, such as options, and awards that provide high retention value, such as performance shares. In evaluating this balance in fiscal 2007, the Committee determined that the outstanding stock options then held by the executive officers provided, and would continue to provide, sufficient incentives to increase Applied’s stock value. Applied began granting performance shares because they provide more predictable, tangible value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Applied’s stock. Performance shares also may be efficient with respect to the use of our equity plan share reserves and effects on dilution, because fewer performance shares than stock options are needed to provide the same retention and incentive value. As a result, all equity awards to our NEOs in fiscal 2007 were granted as performance shares, except that a portion of Mr. Splinter’s equity grant for fiscal 2007 was granted as restricted stock, due to certain limits under our Employee Stock Incentive Plan on the number of performance shares that may be granted in a given year to an individual. The restricted stock was subject to the same performance and vesting requirements and therefore the Committee believes that the restricted stock provides the same retention and incentive value as do performance shares.

How Equity-Based Compensation is Determined.    In determining the number of performance shares to be granted to the employee population as a whole, the Committee set a goal of maintaining approximately the same level of expense against earnings for accounting purposes as in previous fiscal years. The number of shares subject to equity awards granted to each NEO and the vesting schedule for each grant is determined based on a variety of factors. Applied targets the value of its equity awards to be in approximately the 75th percentile of its peer group, based on the information gathered from publicly available sources. Variations from this target percentile may be made based on various factors, such as special retention concerns and the individual’s contribution as indicated by the performance rating Mr. Splinter assigned to the NEO.

Mr. Splinter determines a performance rating for each NEO who reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service with Applied, how effectively the individual reflects Applied’s company values, and the feedback regarding the executive from other employees who have an interest in or are affected by the executive’s job performance. This performance rating influences whether and by how much management’s recommendation to the Committee differs from the 75th percentile.

Actual Equity Awards for Fiscal 2007.    In fiscal 2007, the Committee determined that additional retention awards were needed for competitive reasons, including the fact that the value of unvested equity held by executives and other top-performing employees was relatively low. As a result, in January 2007, the Committee granted its annual performance share awards in combination with supplemental special retention performance shares to Applied’s NEOs as well as to a limited number of other key employees in order to address Applied’s retention concerns.

The Committee approved these grants only after extensive deliberation and analysis of data and other information provided by J. Richard, the Committee’s independent compensation consultant, and by management. These grants were substantially larger than the grants that the Committee had approved in prior years as part of Applied’s regular, long-term equity incentive program. However, the Committee determined that making the grants was appropriate to help retain our key employees at a time when Applied faced particular retention concerns, including the relatively small retention value at that time of the then-outstanding equity awards. In addition to providing high retention value, the grants to the NEOs also provided high incentive value as a result of a performance-based vesting requirement, which is described further below. The Committee generally agreed with Mr. Splinter’s recommendations with respect to performance shares, but in certain cases, the Committee exercised its discretion to make decisions that were different from these recommendations.

The following table indicates, for each NEO, the maximum number of shares that may be earned under the grants, how the NEO’s equity grants compared to the approximate 75th percentile targeted, as well as a brief explanation of the principal reason(s) for any variation from the target percentile:

Fiscal 2007 Equity Awards: Comparison of Maximum Shares with 75th Percentile Market Position

Named Executive Officer	Number of Shares that May Be Earned – Annual Grant	Number of Shares that May Be Earned – Retention Grant	Percentage That Total Grant is Above or Below 75th Percentile	Principal Reason(s) for Variation of Total Grant from Targeted Percentile
Michael R. Splinter (1)	350,000	150,000	-28%	The Committee believed the grant size was sufficient to appropriately motivate Mr. Splinter.

Franz Janker	150,000	150,000	6%	The variation was intended to encourage the achievement of high levels of operating profit margin and to provide increased retention value of the equity awards.

George S. Davis	100,000	100,000	32%	Same as above.

Manfred Kerschbaum	125,000	100,000	49%	Same as above.

Mark R. Pinto	125,000	100,000	49%	Same as above.

Thomas St. Dennis	125,000	100,000	49%	Same as above.

Nancy H. Handel	—	—	—	Ms. Handel did not receive performance shares for fiscal 2007 in light of her announced retirement, which was effective in the first quarter of fiscal 2007.

Farhad Moghadam	125,000	100,000	49%	The variation was intended to encourage the achievement of high levels of operating profit margin and to provide increased retention value of the equity awards.

(1)	Due to per person limits on grants under Applied’s equity plan, 30% of Mr. Splinter’s total equity award (the 150,000 share retention grant) was granted in shares of restricted stock that have terms materially similar to those that apply to the performance shares.

Vesting of Equity Awards.    As described above, in fiscal 2007 our most senior executive officers received equity awards, all of which were performance-based, and also required satisfaction of an additional time-based, 25% per year vesting schedule. These awards vest based only on achievement of stringent performance goals and further require continued employment. Applied and the Committee believe that granting the NEOs only performance-based awards demonstrates our commitment to using our equity compensation program effectively and to match executive pay to actual performance. These grants were intended to retain and motivate these key employees, who are very important to Applied’s continued success.

The performance goals require the achievement of targeted levels of annual operating profit margin (also referred to as controllable profit) during a period of four consecutive fiscal years (beginning with fiscal 2007). In order to vest all of the shares awarded, Applied’s annual operating profit margin in at least one of these four years must rank at or above the 65th percentile for our fiscal 2007 peer group of 23 companies. The Committee believed that achievement of this goal would require thoughtful and effective management of Applied’s business.

If in a particular year, Applied does not achieve the targeted rank position within the peer group, then for each five-percentile position that Applied is below the 65th percentile target position, the percentage of shares that otherwise would be eligible that year to vest as scheduled would be reduced by 15%. Additionally, if in a particular year, Applied’s rank within the peer group is below the 40th percentile, no shares become eligible in that year to vest as scheduled. Shares that do not become eligible to vest in a particular year may become eligible to vest in subsequent years, but after fiscal 2010, any shares not eligible to vest because the required performance goal was not achieved would be forfeited. Even after meeting the above performance goals, the executive officer must remain an employee of Applied through December 19, 2010 in order for all of the shares to vest on a time basis (25% per year commencing December 19, 2007 through 2010). We believe that the combination of the strict performance goals and time-based vesting schedule for the grants made in fiscal 2007 makes Applied a leader in pay-for-performance and demonstrates our commitment to using our long-term equity incentive program judiciously. For fiscal 2007, the business was managed well and effectively and Applied’s operating profit margin ranked at the 76th percentile. This strong performance constituted full achievement of the performance goals. As a result, all of the performance shares became eligible to vest in accordance with the time-based schedule. Accordingly, 25% of the performance shares granted to the NEOs (other than Ms. Handel and Dr. Moghadam) vested on December 19, 2007.

Equity Awards for Fiscal 2008.    In fiscal 2008, the Committee granted equity awards to the NEOs, consisting of performance shares, all of which were performance-based, with additional time-based requirements. The Committee granted Mr. Splinter a combination of performance shares and restricted stock. In determining the grant sizes, the Committee continued its approach of targeting the approximately 75th percentile of Applied’s peer group and also continued to take into consideration Applied’s particular retention concerns given the competitive labor market and the fact that the value of unvested equity held by executives and other top-performing employees still was relatively low. (Ms. Handel and Dr. Moghadam were not employees of Applied at this time and therefore were not granted equity awards for fiscal 2008.)

As with the fiscal 2007 equity awards, the performance share awards and Mr. Splinter’s restricted stock award require the achievement of targeted levels of annual operating profit margin during a period of four consecutive fiscal years (beginning with fiscal 2008). In order to potentially vest in all of the shares awarded, Applied’s annual operating profit margin in at least one of these years must rank at or above the 75th percentile for our fiscal 2008 peer group of 19 companies. This is a higher performance threshold than was used in fiscal 2007. When the Committee set these goals, it considered them to be stretch goals that would be challenging and difficult, but achievable with significant effort and skill. For fiscal 2008, it is expected that the target levels of performance will be particularly difficult to achieve because they will require delivery of growth in challenging market conditions, including certain emerging markets characterized by a highly competitive and volatile environment. In the semiconductor industry, uncertain economic conditions, including those relating to energy prices, credit concerns and changes in consumer confidence, are expected to lead to lower overall demand for semiconductor equipment products compared to 2007. However, Applied expects demand for flat panel display equipment to improve in fiscal 2008, and Applied is anticipating growth in other markets such as solar. In this environment, Applied believes that its business strategy will have to be adroitly executed in order to achieve the performance goals. If Applied does not achieve the targeted rank position within the peer group, then for each five-percentile position that Applied is below the 75th percentile target position, the percentage of shares that otherwise would become eligible to vest as scheduled will be reduced by 15%. In addition, a minimum performance threshold requires Applied’s rank within the peer group to be no less than the 50th percentile, or else no shares will become eligible to vest that year. Shares that do not become eligible to vest in a particular year may become eligible to vest in subsequent years, but after fiscal 2011, any shares not eligible to vest because the required performance goal was not achieved would be forfeited. After meeting the above performance goals, the officer must remain an employee of Applied through December 19, 2011 in order for all of the shares to vest (25% per year commencing December 19, 2008 through 2011). We believe that these strict performance goals and vesting schedule for the grants made in fiscal 2008 continue to make Applied a leader in pay-for-performance and demonstrates our continuing commitment to using our long-term equity incentive program judiciously.

The following table shows the maximum number of shares that may be earned under the grants by each NEO (other than Ms. Handel and Dr. Moghadam), how the grants compared to the approximate 75th percentile targeted, and a brief explanation of the principal reason(s) for the variation, if any, from the target percentile:

Fiscal 2008 Equity Awards: Comparison of Maximum Shares with 75th Percentile Market Position

Named Executive Officer	Number of Shares that May Be Earned – Annual Grant		Percentage Above or Below 75th Percentile	Principal Reason(s) for Variation from Targeted Percentile
Michael R. Splinter	450,000	(1)	-9%	The Committee believes the grant size is appropriate to motivate Mr. Splinter.

Franz Janker	200,000		-12%	The Committee believes the grant size is appropriate to motivate Mr. Janker.

George S. Davis	175,000		2%	The Committee believes the grant size is sufficiently close to the target percentile and is appropriate to motivate Mr. Davis.

Manfred Kerschbaum	125,000		-15%	The Committee believes the grant size is appropriate to motivate Mr. Kerschbaum.

Mark R. Pinto	200,000		37%	The variation from the targeted percentile is intended to provide increased retention value to equity awards and recognized Dr. Pinto’s critical role with Applied’s Energy and Environmental Solutions business unit.

Thomas St. Dennis	150,000		2%	The Committee believes the grant size is sufficiently close to the target percentile and is appropriate to motivate Mr. St. Dennis.

(1)	Due to per person limits on grants under Applied’s equity plan, 22% of Mr. Splinter’s total equity award (100,000 shares) was granted in shares of restricted stock that have terms materially similar to those that apply to the performance shares.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) allows eligible employees, including NEOs, voluntarily to defer receipt of a portion of his or her compensation on a pre-tax basis. The 2005 EDCP is offered to our NEOs and certain other management-level employees in order to allow them to defer more compensation than they otherwise would be permitted to defer under Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”). Applied offers the 2005 EDCP as a competitive practice to enable it to attract and retain top talent.

Under the 2005 EDCP, an eligible employee may defer his or her base salary above a specified amount, eligible bonus payment, and/or eligible severance payments. Amounts credited to the 2005 EDCP consist only of compensation that has been earned by the participant and that otherwise would have been paid in cash to him or her. Amounts deferred under the 2005 EDCP are credited with what the Committee believes is a reasonable and conservative rate of interest. The interest credited is the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes plus (b) 1.50%. Applied does not make any matching or other employer contributions to the 2005 EDCP.

The 2005 EDCP is evaluated for competitiveness in the marketplace from time to time, but due to its conservative design the level of benefits provided typically is not taken into account in determining a NEO’s overall compensation package for a particular year.

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

The 401(k) Plan, a tax-qualified retirement plan, provides for broad-based participation by employees in the United States. Under the 401(k) Plan, substantially all Applied employees in the United States, including the NEOs, are eligible to receive matching contributions from Applied that are subject to vesting over time. Applied does not provide defined benefit pension plans or defined contribution retirement plans to its NEOs or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries outside the United States for legal or competitive reasons. Mr. Kerschbaum worked at Applied’s offices in Germany from 1983 to 1997. During that time, he participated in a defined benefit pension plan available to other Applied employees in Germany and has a benefit that has accrued under that plan.

In fiscal 2006, the Committee approved a special one-time bonus payment for certain employees who held stock options that were scheduled to expire during a blackout period imposed on Applied’s stock pursuant to our insider trading policy. The employees eligible for this special bonus were subject to the blackout and held options that previously had been out-of-the-money but which became in-the-money options during the course of the blackout period. Applied’s insider trading policy prohibited these individuals from exercising their in-the-money options and selling the acquired shares during that period. The special bonus compensated these individuals in cash for the value of the options in an amount equal to the average gain on Applied’s common stock over nine trading days, multiplied by the number of shares subject to the unexercised portion of each expiring option. For his one-time bonus payment, Mr. Kerschbaum received approximately $28,080 in fiscal 2007 with respect to his options that expired during the blackout period. The employees who were NEOs at that time did not participate in this special bonus. Applied believes that this special bonus generated substantial goodwill among eligible employees at relatively little expense.

Applied offers a number of other benefits to the NEOs pursuant to benefits programs that provide for broad-based employee participation. The NEOs are eligible to participate in these benefits programs on the same basis as other U.S. employees, including:

•	the tax-qualified employee stock purchase plan,

•	medical, dental and vision insurance,

•	long-term and short-term disability insurance,

•	life and accidental death and dismemberment insurance,

•	health and dependent care flexible spending accounts,

•	business travel insurance,

•	wellness programs,

•	relocation/expatriate programs and services,

•	educational assistance,

•	employee assistance, and

•	certain other benefits.

In fiscal 2007, the NEOs also were eligible for an annual physical examination that is more extensive than that provided under Applied’s standard plans. Employees at the level of director and above also accrue more vacation days than typically provided to other Applied employees.

The 401(k) Plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and Applied believes that the availability of these benefits programs generally enhances employee productivity and loyalty to Applied. The main objectives of Applied’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and support global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual NEO’s total compensation or equity award package.

Applied annually benchmarks its overall benefits programs, including the 401(k) Plan (excluding the 2005 EDCP) against our peers, using Towers Perrin’s BenVal survey data. Applied generally targets its overall benefits programs, excluding the 2005 EDCP, in the 50th percentile of the peer group, which Applied believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group companies by analyzing the dollar value to an employee and the dollar cost to Applied for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to more closely align the interests of Applied’s directors and NEOs with those of Applied’s stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $200,000. The CEO and Chairman of the Board should each maintain an investment in Applied stock that is equal to at least five times his or her annual salary. NEOs other than the CEO should each maintain an investment that is equal to at least three times his or her annual salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years following a director’s or officer’s initial election or appointment. Applied has an insider trading policy which, among other things, prohibits covered employees from short sales and trading in publicly listed options for Applied shares. Applied has no specific policy regarding hedging of stock ownership positions, but any such hedging must be accomplished within the requirements of the insider trading policy.

Compensation of Chief Executive Officer

Mr. Splinter’s base salary, target bonus and equity compensation awards for fiscal 2007 were determined in accordance with the compensation philosophy described above, including the policy of targeting our compensation within the peer group, as discussed above. In setting Mr. Splinter’s salary, target bonus and equity compensation, the Committee relied on market-competitive pay data and the strong belief that the CEO significantly and directly influences Applied’s overall performance.

Early in fiscal 2007, Mr. Splinter was granted 350,000 performance shares and 150,000 shares of restricted stock. As explained under “Long-Term Equity Incentive Compensation” above, all of the awards granted to Mr. Splinter in fiscal 2007 vest based only on the achievement of performance goals, followed by additional time-based vesting requirements. When the Committee set the performance goals, it believed that achievement of the goals would require significant effort and skill. The Committee believes that making these awards performance-based makes Applied a leader in implementing a pay-for-performance model.

Mr. Splinter’s compensation is higher than the compensation of other NEOs due to the unique nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the performance of the company as a whole, and the particularly competitive market for attracting and retaining highly talented chief executive officers. Specifically, Mr. Splinter led Applied in achieving strong financial performance in fiscal 2006 and fiscal 2007. He oversaw the consolidation of various product business groups into the newly created Silicon Systems Group to produce added synergies and efficiencies across product platforms, engineering, manufacturing and the supply chain and to improve innovation on the next-generation technologies that are critical to Applied’s customers. In addition, Mr. Splinter fostered a strong leadership team at Applied and positioned Applied to take advantage of new opportunities and to enter important new markets, including the solar business.

In order to recruit Mr. Splinter to Applied, he was given assurance of certain severance payments if Applied terminates his employment without cause, as described under the section entitled “Employment Contract and Separation Agreements.” We believe that this agreement was necessary in order to induce Mr. Splinter to leave his former employer and that the size of the severance package is appropriate for an executive of Mr. Splinter’s caliber and for a company of Applied’s size, industry, and complexity. Applied believes this severance package, while outside of the typical compensation offered by Applied, is consistent with the Committee’s compensation policy to provide for appropriate variations in order to meet special retention needs.

Separation Arrangements for Executives

Applied does not have employment, severance or change of control agreements with any of its executive officers, other than as described above for Mr. Splinter. However, following Ms. Handel’s announcement of her intention to retire from Applied after 21 years of service, the Committee determined to provide her with a retirement package. (See “Employment Contract and Separation Agreements” described below.) Ms. Handel’s retirement became effective in the first quarter of fiscal 2007. The Committee believed that the package was appropriate to reward her for her contributions to Applied and its success over her many years of dedicated service, and to obtain her assistance with an orderly transition to a new CFO. As part of the retirement arrangement, Ms. Handel also agreed that for one year following her retirement, she would provide consulting services to Applied and not compete with Applied. Ms. Handel also signed a release of any claims against Applied.

In addition, following Dr. Moghadam’s announcement of his intention to resign from Applied after 11 years of service, the Committee determined to provide him with a severance package. (See “Employment Contract and Separation Agreements” described below.) Dr. Moghadam’s resignation became effective in the fourth quarter of fiscal 2007. The Committee believed that the package was appropriate to reward Dr. Moghadam for his contributions to Applied and its success over his many years of dedicated service, and to obtain his agreement to a release of claims, continued confidentiality, non-solicitation, and mutual non-disparagement obligations. Dr. Moghadam also agreed not to compete with Applied through December 31, 2008.

The following table shows the elements of each NEO’s severance arrangements (if any), as well as any payments and benefits that each NEO would have been entitled to receive had he been terminated as of October 26, 2007, the last business day of fiscal 2007. For Ms. Handel and Dr. Moghadam, the amounts reflected are as of the dates of their separations from employment:

Severance Payments and Benefits

Named Executive Officer	Cash Payments		Vesting Acceleration	Other Benefits	Additional Change in Control Cash Payments, Vesting Acceleration and Other Benefits
Michael R. Splinter	$2,598,750		1,101,250 shares subject to options to purchase common stock.	None.	$0

Franz Janker	$0		None.	None.	$0

George S. Davis	$0		None.	None.	$0

Manfred Kerschbaum	$0		None.	None.	$0

Mark R. Pinto	$0		None.	None.	$0

Thomas St. Dennis	$0		None.	None.	$0

Nancy H. Handel	$2,067,010	(1)	362,750 shares subject to options to purchase common stock.	Extension of exercisability of her vested options to December 31, 2007 (or earlier expiration of option term); and a consulting agreement that provided for payment of $10,000 per month for her services from January 6, 2007 through January 6, 2008.	$0

Farhad Moghadam	$1,600,000	(2)	112,500 shares subject to options to purchase common stock; and 12,500 performance shares.	Extension of exercisability of his vested options for up to one year (or earlier expiration of option term)(3); and 18 months of health insurance coverage reimbursement(4).	$0

(1)	Includes $692,010, which Ms. Handel earned under Applied’s Senior Executive Bonus Plan for fiscal 2006.
(2)	Payable in three installments: $400,000 on each of September 2, 2007 and March 2, 2008 and $800,000 on December 31, 2008.
(3)	The deadline for Dr. Moghadam to exercise 320,000 shares subject to his outstanding stock options is the earlier of the one-year anniversary of his termination date or the expiration of the applicable option’s maximum term.
(4)	Applied will reimburse Dr. Moghadam for health insurance coverage payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of up to 18 months after September 1, 2007, provided Dr. Moghadam timely elects and pays for such coverage.

Accounting and Tax Considerations

In designing its compensation programs, Applied considers the accounting and tax effects that each element will or may have on Applied and the NEOs and other employees as a group. Applied aims to keep the expense from its total compensation program within certain affordability levels and to contain the expense for its equity compensation programs for all employees to no more than two to three cents per share per fiscal quarter. When determining how to apportion between differing elements of compensation, the goal is to meet Applied’s objectives while maintaining cost neutrality. For example, if Applied increases benefits under one program resulting in higher compensation expense, Applied may seek to decrease costs under another program in order to avoid total compensation expense that is above the desired affordability level. As a further example, in determining to grant primarily performance shares instead of stock options, Applied considered the accounting impact and has tried to keep the overall equity compensation cost generally the same or lower as when Applied granted only stock options or a mix of options and performance shares. Applied generally recognizes compensation expense for accounting purposes over the vesting period of stock options and performance shares. Performance shares provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Applied stock. Thus, Applied may be able to realize the same retention value from the grant of a smaller number of performance shares as compared to stock options. Applied also considers that the 401(k) Plan and the 2005 EDCP provide tax-advantaged retirement planning vehicles for our NEOs and that Applied generally will receive a tax deduction with respect to amounts deferred under the 2005 EDCP when such amounts are paid to participants. Deferrals allow Applied to conserve cash as the amounts generally do not need to be paid out immediately.

In addition, Section 280G, Section 4999 and Section 409A of the Internal Revenue Code impose certain taxes under specified circumstances. Applied has no policy or commitment to provide any NEO or director with any gross-up or other reimbursement for tax amounts he or she might pay pursuant to these laws. Section 280G and related Internal Revenue Code sections provide that NEOs, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of Applied, and that Applied or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that a NEO, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in preventing the imposition of additional tax under Section 409A, Applied structured the 2005 EDCP and Applied’s equity compensation awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation to pay and how to weight each element, Applied considers whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Applied generally receives a federal income tax deduction for compensation paid to the CEO and three other most highly compensated executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Under our Employee Stock Incentive Plan and the Senior Executive Bonus Plan, our Committee may choose to grant compensation that is “performance-based” and thus fully tax-deductible by Applied. Our Committee currently intends to continue seeking a tax deduction for Applied’s executive compensation to the extent we determine that it is in the best interests of Applied. All of the restricted stock and performance shares granted to our NEOs in fiscal 2007 and 2008 are intended to qualify as performance-based compensation under Section 162(m), thus entitling Applied to a full tax deduction for such awards.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the following directors were members of Applied’s Human Resources and Compensation Committee: Michael H. Armacost, Thomas J. Iannotti, and Willem P. Roelandts (Chair). None of the Committee’s members has at any time been an officer or employee of Applied.

None of Applied’s named executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2007. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2008 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Willem P. Roelandts (Chair)

Michael H. Armacost

Thomas J. Iannotti

Summary Compensation

The following table shows compensation information for fiscal 2006 and 2007 for the named executive officers.

Summary Compensation Table

For Fiscal 2006 and 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)		Total ($)
Michael R. Splinter	2007	945,000	—	3,660,538	6,706,548	1,622,329	—	12,631	(6)	12,947,046
President, Chief Executive Officer	2006	945,000	—	278,795	7,953,059	1,790,303	—	417,879	(7)	11,385,036

Franz Janker	2007	542,308	—	2,461,207	2,195,054	856,625	4,983	11,021	(8)	6,071,198
Executive Vice President, Sales and Marketing	2006	492,308	—	334,553	2,649,618	786,375	8,448	10,853	(9)	4,282,155

George S. Davis(10)	2007	435,892	—	1,486,576	326,645	639,563	238	10,908	(11)	2,899,822
Senior Vice President, Chief Financial Officer	2006	339,926	—	43,306	522,526	367,665	477	10,585	(12)	1,284,485

Manfred Kerschbaum	2007	477,777	—	1,820,307	960,084	626,863	3,820	39,059	(13)	3,927,910
Senior Vice President, General Manager Applied Global Services	2006	415,584	—	221,084	1,089,011	534,419	5,114	10,689	(14)	2,275,901

Mark R. Pinto	2007	492,224	—	1,747,992	317,571	815,625	—	11,004	(15)	3,384,416
Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions	2006	426,404	—	136,813	337,959	550,670	—	10,716	(16)	1,462,562

Thomas St. Dennis	2007	479,615	—	2,317,523	898,164	777,213	518	858	(17)	4,473,891
Senior Vice President, General Manager Silicon Systems Group	2006	450,000	—	751,667	948,045	608,515	242	175,722	(18)	2,934,191

Nancy H. Handel(19)	2007	93,077	—	0	1,319,681	0	—	1,521,955	(20)	2,934,713
Retired Senior Vice President, Chief Financial Officer	2006	425,385	—	278,795	1,655,010	692,010	—	10,662	(21)	3,061,862

Farhad Moghadam(22)	2007	446,635	—	400,875	2,058,988	0	1,365	476,072	(23)	3,383,935
Former Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	2006	466,575	—	278,795	1,254,837	739,768	1,283	12,646	(24)	2,753,904

(1)	Stock awards consist only of performance shares (also called “restricted stock units”). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2007 for stock awards as determined pursuant to FAS 123R. These compensation costs reflect stock awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of stock awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on December 14, 2007.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2007 for option awards as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2004 and 2007 filed with the SEC on December 15, 2004 and December 14, 2007, respectively.
(3)

Amounts consist of bonuses earned for services rendered in the respective fiscal years. For fiscal 2007, all bonuses were paid under the Senior Executive Bonus Plan. For fiscal 2006, the bonuses to Messrs. Splinter and Janker and Ms. Handel were paid under the Senior

Executive Bonus Plan, and the bonuses to Mr. Davis, Mr. Kerschbaum, Dr. Pinto, Mr. St. Dennis and Dr. Moghadam were paid under the Global Executive Incentive Plan.
(4)	Amounts consist of above-market or preferential earnings on compensation that was deferred in or prior to the relevant fiscal year under the Applied Materials, Inc. Executive Deferred Compensation Plan and/or the 2005 Executive Deferred Compensation Plan. These amounts for fiscal 2007 are also reported in the Non-Qualified Deferred Compensation Table below under the column entitled “Aggregate Earnings in Last Fiscal Year.” The aggregate change from fiscal 2006 to fiscal 2007 in the actuarial present value of Mr. Kerschbaum’s accumulated pension benefits was negative and is not reported in this table (for further information regarding Mr. Kerschbaum’s pension benefits, see the Pension Benefits for Fiscal 2007 Table below).
(5)	Unless otherwise indicated, (a) the amounts in this column consist of matching contributions made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (b) no named executive officer except for Mr. Splinter (see footnote 7 below) individually received perquisites or other personal benefits with a value that exceeded $3,000 in the aggregate.
(6)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, (b) a payment of $750 to Mr. Splinter under Applied’s Patent Incentive Award Program, and (c) Applied’s payment on behalf of Mr. Splinter of $1,141 in term life insurance premiums and $615 for supplemental medical benefits.
(7)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, (b) a payment of $750 to Mr. Splinter under Applied’s Patent Incentive Award Program, (c) Applied’s payment on behalf of Mr. Splinter of $953 in term life insurance premiums, and (d) $406,276 incurred by Applied in connection with Applied’s purchase and sale of Mr. Splinter’s former residence under Applied’s Relocation Policy.
(8)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $896 in term life insurance premiums.
(9)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $953 in term life insurance premiums.
(10)	Mr. Davis became Chief Financial Officer on November 1, 2006.
(11)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $783 in term life insurance premiums.
(12)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $685 in term life insurance premiums.
(13)	This amount consists of (a) a payment of $28,080 to Mr. Kerschbaum pursuant to a special one-time bonus payment for eligible employees who were subject to Applied’s trading blackout period and held certain Applied stock options that expired unexercised during such period, (b) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (c) Applied’s payment on behalf of Mr. Kerschbaum of $854 in term life insurance premiums.
(14)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Kerschbaum of $789 in term life insurance premiums.
(15)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $879 in term life insurance premiums.
(16)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $816 in term life insurance premiums.
(17)	This amount consists of Applied’s payment on behalf of Mr. St. Dennis of $858 in term life insurance premiums.
(18)	This amount consists of (a) Applied’s payment on behalf of Mr. St. Dennis of $722 in term life insurance premiums, and (b) a new hire bonus payment of $175,000.
(19)	Ms. Handel served as Chief Financial Officer from October 22, 2004 through October 31, 2006. Ms. Handel retired from Applied on January 5, 2007.
(20)	This amount consists of (a) Applied’s matching contribution of $1,142 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Ms. Handel of $128 in term life insurance premiums, (c) $1,710, the value of a gift presented to Ms. Handel upon her retirement from Applied, (d) the reimbursement to Ms. Handel of $952 for taxes incurred in connection with the gift described in item (c), (e) a payment upon Ms. Handel’s retirement of $43,023 for accrued holiday and vacation benefits, and (f) severance payments totaling $1,375,000 pursuant to a separation agreement and payments totaling $100,000 pursuant to a consulting agreement (the terms of both agreements are described further under the section entitled “Employment Contract and Separation Agreements” below).
(21)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Ms. Handel of $762 in term life insurance premiums.
(22)	Dr. Moghadam resigned from Applied on September 1, 2007.
(23)	This amount consists of (a) Applied’s matching contribution of $4,947 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Moghadam of $712 in term life insurance premiums, (c) payments in the aggregate of $375 to Dr. Moghadam under Applied’s Patent Incentive Award Program, (d) Applied’s payment on behalf of Dr. Moghadam of $1,354 for supplemental medical benefits, (e) a payment upon Dr. Moghadam’s termination of employment of $66,635 for accrued holiday and vacation benefits, and (f) payments pursuant to a separation agreement (described further under the section entitled “Employment Contract and Separation Agreements” below) of $400,000 in severance and $2,049 for reimbursement of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(24)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Moghadam of $906 in term life insurance premiums, (c) payments in the aggregate of $750 to Dr. Moghadam under Applied’s Patent Incentive Award Program, and (d) Applied’s payment on behalf of Dr. Moghadam of $1,090 for supplemental medical benefits.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2007, which ended on October 28, 2007. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2007 Year-End Table on the following page.

Grants of Plan-Based Awards

For Fiscal 2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	1/25/2007	—	—	—	87,500	350,000	350,000	—	—	—	5,981,500
	1/25/2007	—	—	—	37,500	150,000	150,000	—	—	—	2,562,000
	—	0	1,653,750	4,961,250	—	—	—	—	—	—	—
Franz Janker	1/25/2007	—	—	—	75,000	300,000	300,000	—	—	—	5,127,000
	—	0	687,500	2,062,500	—	—	—	—	—	—	—
George S. Davis	1/25/2007	—	—	—	50,000	200,000	200,000	—	—	—	3,418,000
	—	0	562,500	1,687,500	—	—	—	—	—	—	—
Manfred Kerschbaum	1/25/2007	—	—	—	56,250	225,000	225,000	—	—	—	3,845,250
	—	0	533,500	1,600,500	—	—	—	—	—	—	—
Mark R. Pinto	1/25/2007	—	—	—	56,250	225,000	225,000	—	—	—	3,845,250
	—	0	625,000	1,875,000	—	—	—	—	—	—	—
Thomas St. Dennis	1/25/2007	—	—	—	56,250	225,000	225,000	—	—	—	3,845,250
	—	0	606,250	1,818,750	—	—	—	—	—	—	—
Nancy H. Handel	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
Farhad Moghadam	1/25/2007	—	—	—	56,250	225,000	225,000	—	—	—	3,845,250
	—	0	656,250	1,968,750	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2007 under the Senior Executive Bonus Plan. These amounts are based on the individual’s fiscal 2007 base salary and position. The maximum amount shown is three times the target amount for each of the named executive officers, except for Ms. Handel, who was not eligible to participate in the Senior Executive Bonus Plan due to her retirement on January 5, 2007. Pursuant to the terms of the Senior Executive Bonus Plan, Dr. Moghadam became ineligible for a bonus for fiscal 2007 following his termination of employment from Applied on September 1, 2007. Actual bonuses received by the named executive officers for fiscal 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Awards shown are stock awards and consist only of performance shares (also called “restricted stock units”), except for an award to Mr. Splinter of 150,000 shares of restricted stock. All awards shown were granted under Applied’s Employee Stock Incentive Plan and were subject to the achievement of specific performance goals that related to annual operating profit (also referred to as “controllable profit”). These goals were achieved in fiscal 2007 and accordingly, 25% of the awards vested on December 19, 2007 and the remaining 75% are scheduled to vest in three equal, annual installments beginning December 19, 2008 (subject to continued employment with Applied). Dr. Moghadam forfeited his potential award upon his termination of employment from Applied.
(3)	The value of a stock award is based on the fair value of such award as of the grant date determined pursuant to FAS 123R.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2007, which ended on October 28, 2007. The stock awards identified as equity incentive plan awards in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

Outstanding Equity Awards at Fiscal 2007 Year-End

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Michael R. Splinter	1,200,000	0		—	15.72	5/12/2013	—		—	—		—
	400,000	0		—	22.45	12/8/2010	—		—	—		—
	0	700,000	(4)	—	22.45	12/8/2010	—		—	—		—
	528,750	176,250	(5)	—	17.56	12/7/2011	—		—	—		—
	450,000	450,000	(6)	—	19.20	12/13/2012	—		—	—		—
	—	—		—	—	—	25,000	(7)	471,500	500,000	(8)	9,430,000

Franz Janker	80,000	0		—	20.0625	4/3/2008	—		—	—		—
	80,000	0		—	16.275	10/19/2008	—		—	—		—
	50,000	0		—	16.275	10/19/2008	—		—	—		—
	40,000	0		—	15.07	11/19/2009	—		—	—		—
	20,000	0		—	15.07	11/19/2009	—		—	—		—
	235,000	0		—	14.57	12/11/2009	—		—	—		—
	100,000	0		—	23.74	11/17/2010	—		—	—		—
	0	240,000	(9)	—	23.74	11/17/2010	—		—	—		—
	195,000	65,000	(10)	—	17.56	12/7/2011	—		—	—		—
	125,000	125,000	(11)	—	19.20	12/13/2012	—		—	—		—
	—	—		—	—	—	30,000	(12)	565,800	300,000		5,658,000

George S. Davis	50,000	0		—	20.0625	4/3/2008	—		—	—		—
	60,000	0		—	16.275	10/19/2008	—		—	—		—
	35,000	0		—	15.07	11/19/2009	—		—	—		—
	25,000	0		—	15.07	11/19/2009	—		—	—		—
	40,000	0		—	17.39	7/11/2010	—		—	—		—
	80,000	0		—	22.58	10/29/2010	—		—	—		—
	115,000	0		—	22.58	10/29/2010	—		—	—		—
	93,750	31,250	(13)	—	16.12	11/3/2011	—		—	—		—
	30,000	30,000	(14)	—	18.64	12/1/2012	—		—	—		—
	—	—		—	—	—	4,000	(15)	75,440	200,000		3,772,000

Manfred Kerschbaum	16,000	—		—	21.35	12/13/2007	—		—	—		—
	70,000	—		—	16.28	10/19/2008	—		—	—		—
	40,000	—		—	16.28	10/19/2008	—		—	—		—
	35,000	—		—	15.07	11/19/2009	—		—	—		—
	65,000	—		—	14.57	12/11/2009	—		—	—		—
	40,000	—		—	17.39	7/11/2010	—		—	—		—
	100,000	—		—	22.58	10/29/2010	—		—	—		—
	200,000	—		—	22.58	10/29/2010	—		—	—		—
	31,250	31,250	(13)	—	16.12	11/3/2011	—		—	—		—
	52,500	52,500	(16)	—	18.64	12/1/2012	—		—	—		—
	72,500	72,500	(17)	—	19.20	12/13/2012	—		—	—		—
	—	—		—	—	—	6,000	(18)	377,200	225,000		4,243,500
	—	—		—	—	—	14,000	(19)	—	—		—

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Mark R. Pinto	400,000	—		—	23.39	1/14/2011	—		—	—	—
	93,750	31,250	(13)	—	16.12	11/3/2011	—		—	—	—
	40,500	40,500	(20)	—	18.64	12/1/2012	—		—	—	—
							5,000	(21)	94,300	225,000	4,243,500
							7,500	(22)	141,450	—	—

Thomas St. Dennis	200,000	200,000	(23)	—	17.47	9/19/2012	—		—	—	—
	100,000	100,000	(24)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	50,000	(25)	943,000	225,000	4,243,500
	—	—		—	—	—	25,000	(7)	471,500	—	—

Nancy H. Handel	90,000	0		—	23.74	12/31/2007	—		—	—	—
	60,000	0		—	23.74	12/31/2007	—		—	—	—
	50,000	0		—	19.20	12/31/2007	—		—	—	—

Farhad Moghadam	20,000	0		—	22.35	8/16/2008	—		—	—	—
	100,000	0		—	22.58	9/1/2008	—		—	—	—
	200,000	0		—	22.58	9/1/2008	—		—	—	—

(1)	Unless otherwise indicated, stock awards consist of only performance shares (also called “restricted stock units”), which will be converted into Applied common stock on a one-to-one basis upon vesting.
(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of Applied common stock of $18.86 on October 26, 2007, the last trading day of fiscal 2007, as reported on the Nasdaq Global Select Market.
(3)	All stock awards identified in this column were subject to the achievement of specific performance goals that related to annual operating profit (also referred to as controllable profit). These goals were achieved in fiscal 2007, and accordingly, 25% of the awards vested on December 19, 2007 and the remaining 75% are scheduled to vest in three equal, annual installments beginning December 19, 2008 (subject to continued employment with Applied).
(4)	The option was granted on December 8, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(5)	The option was granted on December 7, 2004. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(6)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 225,000 shares will become exercisable on August 31 of each of 2008 and 2009.
(7)	The performance shares were granted on December 13, 2005. Assuming continued employment with Applied, 12,500 shares will vest on August 31 of each of 2008 and 2009.
(8)	Amount consists of 350,000 performance shares and 150,000 restricted stock.
(9)	The option was granted on November 17, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(10)	The option was granted on December 7, 2004. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(11)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 62,500 shares will become exercisable on August 31 of each of 2008 and 2009.
(12)	The performance shares were granted on December 13, 2005. Assuming continued employment with Applied, 15,000 shares will vest on August 31 of each of 2008 and 2009.
(13)	The option was granted on November 3, 2004. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(14)	The option was granted on December 1, 2005. Assuming continued employment with Applied, 15,000 shares will become exercisable on August 31 of each of 2008 and 2009.
(15)	The performance shares were granted on December 1, 2005. Assuming continued employment with Applied, 2,000 shares will vest on August 31 of each of 2008 and 2009.
(16)	The option was granted on December 1, 2005. Assuming continued employment with Applied, 26,250 shares will become exercisable on August 31 of each of 2008 and 2009.
(17)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 36,250 shares will become exercisable on August 31 of each of 2008 and 2009.

(18)	The performance shares were granted on December 1, 2005. Assuming continued employment with Applied, 3,000 shares will vest on August 31 of each of 2008 and 2009.
(19)	The performance shares were granted on December 13, 2005. Assuming continued employment with Applied, 7,000 shares will vest on August 31 of each of 2008 and 2009.
(20)	The option was granted on December 1, 2005. Assuming continued employment with Applied, 20,250 shares will become exercisable on August 31 of each of 2008 and 2009.
(21)	The performance shares were granted on December 1, 2005. Assuming continued employment with Applied, 2,500 shares will vest on August 31 of each of 2008 and 2009.
(22)	The performance shares were granted on January 24, 2006. Assuming continued employment with Applied, 3,750 shares will vest on August 31 of each of 2008 and 2009.
(23)	The option was granted on September 19, 2005. Assuming continued employment with Applied, 100,000 shares will become exercisable on September 19 of each of 2008 and 2009.
(24)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 50,000 shares will become exercisable on August 31 of each of 2008 and 2009.
(25)	The performance shares were granted on September 19, 2005. Assuming continued employment with Applied, 25,000 shares will vest on July 15 of each of 2008 and 2009.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2007, which ended on October 28, 2007.

Option Exercises and Stock Vested For Fiscal 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Michael R. Splinter	—	—	12,500	267,000
Franz Janker	80,000	7,164	15,000	320,400
George S. Davis	90,000	18,084	2,000	42,720
Manfred Kerschbaum	221,500	579,937	10,000	213,600
Mark R. Pinto	—	—	6,250	133,500
Thomas St. Dennis	—	—	37,500	779,000
Nancy H. Handel	664,750	2,015,366	—	—
Farhad Moghadam	874,000	3,218,401	25,000	534,000

(1)	The value realized equals the difference between the option exercise price and the fair market value of Applied common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 4,469 shares for Mr. Splinter; 5,363 shares for Mr. Janker; 715 shares for Mr. Davis; 3,576 shares for Mr. Kerschbaum; 2,235 shares for Dr. Pinto; 13,407 shares for Mr. St. Dennis; and 5,901 shares for Dr. Moghadam.
(3)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

None of the named executive officers, except for Mr. Kerschbaum, had any accumulated pension benefits as of the end of fiscal 2007 under any of Applied’s defined pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States. Mr. Kerschbaum worked at Applied’s subsidiary, Applied Materials GmbH, in Germany from 1983 to 1997 and was a participant in the pension plan that is available to employees of that subsidiary. Mr. Kerschbaum has not been a participant in this plan since his transfer in 1997 to Applied’s corporate offices in the United States.

The following table shows certain information regarding pension benefits for Mr. Kerschbaum for fiscal 2007:

Pension Benefits for Fiscal 2007

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
Michael R. Splinter	—	—		—		—
Franz Janker	—	—		—		—
George S. Davis	—	—		—		—
Manfred Kerschbaum	Versorgungsplan fur die Mitarbeiter der Applied Materials GmbH (1)	16.25	(2)	640,783	(3)	0
Mark R. Pinto	—	—		—		—
Thomas St. Dennis	—	—		—		—
Nancy H. Handel	—	—		—		—
Farhad Moghadam	—	—		—		—

(1)	Pension plan maintained by Applied Materials GmbH, an Applied subsidiary in Germany. This plan is referred to as the “Pension Plan.”
(2)	Pursuant to agreements with Applied Materials GmbH, Mr. Kerschbaum was credited an additional 2.67 years of service.
(3)	Amount shown does not reflect the balance of Mr. Kerschbaum’s accumulated benefits under the Pension Plan. Instead, the amount shown is the actuarial present value of Mr. Kerschbaum’s accumulated benefits, computed as of the Pension Plan’s measurement date used for financial reporting purposes with respect to Applied’s audited financial statements for fiscal 2007.

Applied Materials GmbH, an Applied subsidiary in Germany, maintains a defined pension plan, the Versorgungsplan fur die Mitarbeiter der Applied Materials GmbH (the “Pension Plan”), for eligible employees in Germany. The Pension Plan, adopted in 1990 and amended in 2000, generally allows all regular full-time employees with uninterrupted service periods of at least six months to become participants and to be eligible to receive pension benefits in the form of monthly payments generally beginning at age 60. For those participants, including Mr. Kerschbaum, who accumulated pension benefits before the Pension Plan was amended in 2000, pension benefits are generally payable beginning at age 65.

Benefits are calculated using a formula set forth in the Pension Plan. For Mr. Kerschbaum’s pension benefits, this formula is based on (a) 0.4% x years of credited service x average earnings of the last three years of participation up to the maximum amount of earnings on which social security taxes are payable each year in Germany, plus (b) 1.5% x years of credited service x average earnings of the last three years of participation up to the maximum amount of earnings on which social security taxes are payable each year in Germany.

Benefits accumulated under the Pension Plan vest only after the participant has completed at least 10 years of service. As of the end of fiscal 2007, Mr. Kerschbaum had annual vested benefits valued at approximately $67,312. Such amount generally will be payable annually in monthly installments to Mr. Kerschbaum for his lifetime beginning at 65, the normal retirement age specified in the Pension Plan.

The Pension Plan also allows for a distribution of benefits in the event of disability, early retirement and death. With respect to early retirement, Mr. Kerschbaum’s vested benefit would be reduced by 6% for each year between the age of early retirement and age 65, the normal retirement age. In the event of a participant’s death, pension benefits are payable to the surviving spouse or children, subject to the terms of the Pension Plan. Upon distribution, benefits are adjusted every three years for cost of living.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 EDCP allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) base salaries above a specified amount, (2) eligible bonus payments, and (3) eligible severance payments. The Predecessor Plan also allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible bonus payments, but not any of their severance payments. The Predecessor Plan was frozen effective December 31, 2004 with the result that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deferred amounts, plus deemed interest thereon, are generally payable on the date or dates selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. The 2005 EDCP is discussed further under the section entitled “Compensation Discussion and Analysis — Deferred Compensation Plans” above.

The following table shows certain information for the named executive officers under the Deferred Compensation Plans.

Non-Qualified Deferred Compensation

For Fiscal 2007

Name	Executive Contributions in Last Fiscal Year ($)(1)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—		—	—	—	—
Franz Janker	—		—	178,594	5,799	3,120,100
George S. Davis	391,299	(3)	—	11,940	3,355	566,171
Manfred Kerschbaum	—		—	136,924	3,519	2,392,257
Mark R. Pinto	—		—	—	—	—
Thomas St. Dennis	268,080	(4)	—	19,373	31,466	615,705
Nancy H. Handel	—		—	—	—	—
Farhad Moghadam	708,191	(5)	—	64,873	—	2,104,133

(1)	All contributions were made under the 2005 EDCP.
(2)	The above-market or preferential earnings portion of these amounts are reported in the Summary Compensation Table under the column entitled “Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”
(3)	Consists of $76,154 of the salary and $315,145 of the bonus payment reported in the Summary Compensation Table under the columns entitled “Salary” and “Non-Equity Incentive Plan Compensation,” respectively.
(4)	Consists of $268,080 of the bonus payment reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(5)	Consists of $313,991 of the salary and $394,200 of the severance payment reported in the Summary Compensation Table under the columns entitled “Salary” and “All Other Compensation,” respectively.

Employment Contract and Separation Agreements

Employment Contract.    As an inducement to join Applied as its President and Chief Executive Officer, on April 21, 2003, Applied entered into an agreement with Michael R. Splinter that provided for the following in

Mr. Splinter’s first year of employment: a base salary of $900,000; a target bonus of 175% of the base salary based on the achievement of certain performance measures; an option to purchase 1,200,000 shares; and 300,000 shares of restricted stock priced at $0.01 per share. For the years after fiscal 2003, Mr. Splinter’s base salary is subject to annual review, and his bonus, if any, is based on the achievement of performance measures determined by the Human Resources and Compensation Committee of the Board at the beginning of each fiscal year and under the terms of the Senior Executive Bonus Plan. The agreement also provided for certain relocation benefits under Applied’s relocation policy.

Potential Payments Upon Termination of Employment.    Under Mr. Splinter’s employment agreement, he will receive certain compensation in the event Applied terminates his employment without cause. Specifically, in that event, Mr. Splinter would be entitled to receive a lump sum payment equal to his then current annual base salary and 100% of the target bonus for the year of termination, and any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. Also, in the event of termination, Mr. Splinter would resign from the Board, unless requested otherwise. The terms of the agreement were reviewed and approved by the Board.

If Applied had terminated Mr. Splinter’s employment without cause on October 26, 2007, the last business day of Applied’s fiscal 2007, Mr. Splinter would have received the following severance benefits under his employment agreement: (a) a lump sum payment of $2,598,750, consisting of a combination of his annual base salary for fiscal 2007 of $945,000 and 100% of his target bonus for fiscal 2007 of $1,653,750, and (b) acceleration of the vesting of stock options to purchase an aggregate of 1,101,250 shares of common stock. Based on the difference between the weighted average exercise price of the options and $18.86, the closing price of Applied common stock on October 26, 2007, the net value of these options would have been $229,125.

Separation Agreement with Nancy H. Handel.    On December 15, 2006, Applied entered into a separation agreement with Nancy H. Handel, former Senior Vice President and Chief Financial Officer, who retired effective January 5, 2007. Under the agreement, Applied agreed to: (a) pay Ms. Handel a total of $1,375,000 plus $692,010, the amount she earned under Applied’s Senior Executive Bonus Plan for fiscal 2006; (b) accelerate the vesting of 100% of Ms. Handel’s options that would have vested had she continued employment through January 31, 2008 and 50% of her options that would have vested had she continued employment from February 1, 2008 through January 31, 2009; and (c) extend until December 31, 2007 the deadline for Ms. Handel to exercise her stock options. Information relating to accelerated options that were exercised and the value realized by Ms. Handel upon such exercise are set forth in the Option Exercises and Stock Vested Table above. Accelerated options to purchase an aggregate of 200,000 shares of Applied common stock were out-of-the-money on December 31, 2007 and expired unexercised. The agreement also provides a general release in favor of Applied, as well as continued confidentiality and non-disparagement obligations by Ms. Handel. On the same date, Applied entered into a consulting agreement with Ms. Handel, pursuant to which she provided consulting services of up to five days per month from January 6, 2007 through January 6, 2008 and received $10,000 per month for such services.

Separation Agreement with Farhad Moghadam.    On July 19, 2007, Applied entered into a separation agreement with Farhad Moghadam, former Senior Vice President and General Manager of Thin Films Products Business Group and Foundation Engineering, whose employment ended on September 1, 2007. Under the agreement, Applied agreed to pay Dr. Moghadam $1,600,000 in three installments, as follows: $400,000 on each of September 2, 2007 and March 2, 2008, and $800,000 on December 31, 2008. Pursuant to the terms of Applied’s 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) and an election Dr. Moghadam previously made under the 2005 EDCP, these payments will be credited to his account under the 2005 EDCP. Applied also agreed to: (a) reimburse Dr. Moghadam for health insurance coverage payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of up to 18 months after September 1, 2007, provided Dr. Moghadam timely elects and pays for such coverage; (b) extend the deadline for Dr. Moghadam to exercise 320,000 of his vested stock options to the earlier of (1) the one-year anniversary of his termination date, or (2) the expiration of the applicable option’s maximum term; and (c) accelerate the vesting of two of Dr. Moghadam’s stock options covering a total of 112,500 shares and 12,500 performance shares. Based on the difference between the weighted average exercise price of Dr. Moghadam’s accelerated options to purchase 112,500 shares of common stock and $18.86, the closing price of Applied common stock on October 26, 2007, the last business day of Applied’s fiscal 2007, the net value of these options would have been $171,250. The value of the 12,500 performance shares based on this same closing price would have been $235,750. The agreement also provides a general release in favor of Applied, as well as continued confidentiality and non-disparagement obligations by Dr. Moghadam. In addition, the agreement provides for a non-competition obligation by Dr. Moghadam commencing on September 1, 2007 and continuing through December 31, 2008.

None of the other current named executive officers has an employment or severance agreement with Applied.

Policies and Procedures with Respect to Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Applied’s preference to avoid related person transactions.

Applied’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related person transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Applied;

•	any person who is known to be the beneficial owner of more than 5% of Applied’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Applied’s common stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Applied’s Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or appear to cause a conflict of interest. Applied’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related person transactions shall be disclosed in Applied’s applicable filings with the SEC as required under SEC rules.

Certain Relationships and Related Transactions

None.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock, to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC regulations to furnish Applied with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2007, all Section 16(a) filing requirements were satisfied on a timely basis, except that one Form 4 filed on behalf of Mr. Armacost was late by two days and this filing resulted in no Section 16(b) liability.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2009 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement next year, it must be received at our offices on or before October 16, 2008. If you intend to submit a proposal at the 2009 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 26, 2008 and no later than December 26, 2008. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 28, 2007 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 2038, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

February 13, 2008

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

APPLIED MATERIALS, INC. 2881 SCOTT BLVD. P.O. BOX 58039, M/S 2064 SANTA CLARA, CA 95052-8039

YOU CAN VOTE BY TELEPHONE OR OVER THE INTERNET

QUICK · EASY · CONVENIENT

AVAILABLE 24 HOURS A DAY · 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2008 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 10, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 10, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APPMA!	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MATERIALS, INC.
Election of Directors - Proposal 1
1. To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board recommends a vote FOR each of the following nominees:

01) Robert H. Brust	07) James C. Morgan	☐	☐	☐
02) Deborah A. Coleman	08) Gerhard H. Parker
03) Aart J. de Geus	09) Dennis D. Powell
04) Philip V. Gerdine	10) Willem P. Roelandts
05) Thomas J. Iannotti	11) Michael R. Splinter
06) Charles Y.S. Liu

Ratification of the Appointment of the Independent Registered Public Accounting Firm - Proposal 2					For	Against	Abstain

2. To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2008.					☐	☐	☐

The Board recommends a vote FOR Proposal 2

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 11, 2008: Applied Materials’ Proxy Statement, and Annual Report to Stockholders and Form 10-K for fiscal year 2007 are available electronically at www.proxyvote.com.

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 11, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 11, 2008, at 11:00 a.m. Pacific Time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1) AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote for the election of directors (Proposal 1) and for the ratification of the appointment of the independent registered public accounting firm (Proposal 2) over the Internet or by telephone. Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote over the Internet or by telephone, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)